                                   EXHIBIT 2
                                   ---------

          Reorganization and Merger Agreement Dated August 15, 1995

________________________________________________________________________________

                      REORGANIZATION AND MERGER AGREEMENT

                                 BY AND AMONG

                        COMMERCIAL FEDERAL CORPORATION
                                      AND
                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK


                                      AND


                       CONSERVATIVE SAVINGS CORPORATION
                                      AND
                        CONSERVATIVE SAVINGS BANK, FSB



                          DATED AS OF AUGUST 15, 1995

________________________________________________________________________________

                               TABLE OF CONTENTS

________________________________________________________________________________

ARTICLE I - THE MERGER AND RELATED MATTERS..................................   2
     1.1   Merger: Surviving Institution....................................   2
     1.2   Effective Time of the Merger.....................................   3
     1.3   Conversion of Shares.............................................   3
     1.4   Surviving Corporation in the Merger..............................   5
     1.5   Authorization for Issuance of Commercial Common Stock;  Exchange
             of Certificates................................................   6
     1.6   No Fractional Shares.............................................   9
     1.7   Shareholders' Meeting............................................   9
     1.8   Company Stock Options............................................   9
     1.9   Registration Statement; Prospectus/Proxy Statement...............   9
     1.10  Cooperation; Regulatory Approvals................................  11
     1.11  Closing..........................................................  12
     1.12  Closing of Transfer Books........................................  12
     1.13  Bank Merger......................................................  12
     1.14  Option Agreement.................................................  13
     1.15  Rights Amendment.................................................  13

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF COMPANY AND SAVINGS..........  13
     2.1   Organization, Good Standing, Authority, Insurance, Etc...........  13
     2.2   Capitalization...................................................  14
     2.3   Ownership of Subsidiaries........................................  15
     2.4   Financial Statements and Reports.................................  15
     2.5   Absence of Changes...............................................  17
     2.6   Prospectus/Proxy Statement.......................................  17
     2.7   No Broker's or Finder's Fees.....................................  18
     2.8   Litigation and Other Proceedings.................................  18
     2.9   Compliance with Law..............................................  18
     2.10  Corporate Actions................................................  19
     2.11  Authority........................................................  19
     2.12  Employment Arrangements..........................................  20
     2.13  Employee Benefits................................................  20
     2.14  Information Furnished............................................  22
     2.15  Property and Assets..............................................  22
     2.16  Agreements and Instruments.......................................  23
     2.17  Material Contract Defaults.......................................  23
     2.18  Tax Matters......................................................  23
     2.19  Environmental Matters............................................  24
     2.20  Loan Portfolio:  Portfolio Management............................  24
     2.21  Real Estate Loans and Investments................................  25
     2.22  Derivatives Contracts............................................  25
     2.23  Insurance........................................................  26
     2.24  Preferred Stock..................................................  26

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF COMMERCIAL AND THE BANK.....  27
     3.1  Organization, Good Standing, Authority, Insurance, Etc............  27
     3.2  Capitalization....................................................  27
     3.3  Ownership of Subsidiaries.........................................  28
     3.4  Financial Statements and Reports..................................  28
     3.5  Absence of Changes................................................  29
     3.6  Prospectus/Proxy Statement........................................  29
     3.7  No Broker's or Finder's Fees......................................  30
     3.8  Compliance With Law...............................................  30
     3.9  Corporate Actions.................................................  31
     3.10 Authority.........................................................  31
     3.11 Information Furnished.............................................  31
     3.12 Litigation and Other Proceedings..................................  32
     3.13 Agreements and Instruments........................................  32
     3.14 Cash Consideration................................................  32
     3.15 Tax Matters.......................................................  32

ARTICLE IV - COVENANTS......................................................  32
     4.1  Investigations; Access and Copies.................................  32
     4.2  Conduct of Business of the Company and the Company Subsidiaries...  33
     4.3  No Solicitation...................................................  35
     4.4  Shareholder Approvals.............................................  35
     4.5  Filing of Holding Company and Merger Applications.................  36
     4.6  Consents..........................................................  36
     4.7  Resale Letter Agreements..........................................  36
     4.8  Publicity.........................................................  36
     4.9  Cooperation Generally.............................................  36
     4.10 Additional Financial Statements and Reports.......................  36
     4.11 Stock Listing.....................................................  37
     4.12 Allowance for Loan and Real Estate Owned Losses...................  37
     4.13 D&O Indemnification and Insurance.................................  38
     4.14 Tax Treatment.....................................................  38
     4.15 Update Disclosure.................................................  38

ARTICLE V - CONDITIONS OF THE MERGER; TERMINATION OF AGREEMENT..............  38
     5.1  General Conditions................................................  38
     5.2  Conditions to Obligations of Commercial and Bank..................  41
     5.3  Conditions to Obligations of Company and Savings..................  44
     5.4  Termination of Agreement and Abandonment of Merger................  45


ARTICLE VI - TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES................  47
     6.1  Termination; Lack of Survival of Representations and Warranties...  47
     6.2  Payment of Expenses...............................................  47

ARTICLE VII - CERTAIN POST-MERGER AGREEMENTS................................  48
     7.1  Reports to the SEC................................................  48
     7.2  Employees.........................................................  48

ARTICLE VIII - GENERAL......................................................  48
     8.1  Amendments........................................................  48
     8.2  Confidentiality...................................................  48
     8.3  Governing Law.....................................................  49
     8.4  Notices...........................................................  49
     8.5  No Assignment.....................................................  50
     8.6  Headings..........................................................  50
     8.7  Counterparts......................................................  50
     8.8  Construction and Interpretation...................................  50
     8.9  Entire Agreement..................................................  50
     8.10 Severability......................................................  51
     8.11 No Third Party Beneficiaries......................................  51

Schedules:
  Schedule I  Disclosure Schedule for the Company and Savings...............
  Schedule II Disclosure Schedule for Commercial and the Bank...............

Exhibits:
  Exhibit 1.1(a)  Acquisition Plan of Merger................................
  Exhibit 1.1(c)  Bank Plan of Merger.......................................
  Exhibit 1.14    Option Agreement..........................................
  Exhibit 1.15    Rights Amendment..........................................
  Exhibit 5.2(a)  Form of Opinion of Counsel for the Company................
  Exhibit 5.3(a)  Form of Opinion of Counsel for Commercial.................
  Exhibit 7.3(b)  Severance Payment Policy..................................

                      REORGANIZATION AND MERGER AGREEMENT

================================================================================

     THIS REORGANIZATION AND MERGER AGREEMENT ("Agreement") is dated as of August 15, 1995, by and among COMMERCIAL FEDERAL CORPORATION, a Nebraska corporation ("Commercial"), and COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK, a Federally chartered savings bank and wholly-owned subsidiary of Commercial ("Bank"); and CONSERVATIVE SAVINGS CORPORATION, a Nebraska corporation ("Company"), and CONSERVATIVE SAVINGS BANK, FSB, a Federally chartered savings bank and wholly-owned subsidiary of Company ("Savings").

     WHEREAS, Commercial, a non-diversified, unitary savings and loan holding company, with principal offices in Omaha, Nebraska, owns all of the issued and outstanding capital stock of Bank, with its principal offices in Omaha, Nebraska;

     WHEREAS, Company, a non-diversified, unitary savings and loan holding company, with principal offices in Omaha, Nebraska, owns all of the issued and outstanding capital stock of Savings, with principal offices in Omaha, Nebraska;

     WHEREAS, Commercial and Company desire to combine their respective holding companies through a tax-free exchange so that the respective shareholders of both Commercial and Company will have an equity ownership in the combined holding company;

     WHEREAS, following the combination of Commercial and Company, it is intended that Bank and Savings will be merged such that the resulting holding company will retain the advantage of a unitary savings and loan holding company status and that the resulting savings institution will achieve certain economies of scale and efficiencies as a result of such subsequent merger;

     WHEREAS, it is intended that to accomplish this result, the Company will be acquired by means of a merger (the "Acquisition Merger") of the Company with and into Commercial, followed by the merger of Savings with and into the Bank (the "Bank Merger"). The Acquisition Merger and the Bank Merger are collectively referred to as the "Merger";

     WHEREAS, it is intended that for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code;

     WHEREAS, as an inducement to and condition of Commercial's willingness to enter into this Agreement, the Company will grant to

Commercial an option pursuant to the Stock Option Agreement, the form of which is attached hereto as Exhibit 1.14 (the "Option Agreement"; and

     WHEREAS, the Boards of Directors of Commercial and the Company (at meetings duly called and held) have determined that this Agreement and the transactions contemplated hereby are in the best interests of Commercial and the Company, respectively, and their respective stockholders and have approved this Agreement and the Option Agreement. Consummation of the Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") and the stockholders of the Company, among other conditions specified herein.

     NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I
                        THE MERGER AND RELATED MATTERS

     1.1  Merger: Surviving Institution.  Subject to the terms and conditions
          -----------------------------
of this Agreement, and pursuant to the provisions of the Nebraska Business Corporation Act ("NBCA"), Home Owners Loan Act, as amended ("HOLA"), and the rules and regulations promulgated thereunder (the "Thrift Regulations"), (a) at the Acquisition Merger Effective Time (as hereinafter defined), the Company shall be merged with and into Commercial pursuant to the terms and conditions set forth herein and in the Plan of Merger to be set forth as Exhibit 1.1(a) attached hereto (the "Acquisition Plan of Merger"), (b) the separate corporate existence of the Company shall cease, and (c) thereafter, at the Bank Merger Effective Time (as hereinafter defined) Savings shall be merged with and into the Bank pursuant to the terms and conditions set forth herein and in a plan of merger set forth in Exhibit 1.1(c) (the "Bank Plan of Merger"). The Acquisition Merger shall have the effects specified in the NBCA, Section 1.4(e) hereof and the Acquisition Plan of Merger. Upon the consummation of the Acquisition Merger, the separate corporate existence of the Company shall cease and Commercial shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"). Upon consummation of the Bank Merger, the separate existence of Savings shall cease and the Bank shall continue as the surviving institution of the Bank Merger. The name of the Bank, as the surviving institution of the Bank Merger, shall remain "Commercial Federal Bank, a Federal Savings Bank". From and after the Bank Merger Effective Time, the Bank, as the surviving institution of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of the Bank and Savings, all as more fully described in the Thrift Regulations, Section 1.13 hereof and the

Bank Plan of Merger. Commercial may at any time change the method of effecting the Merger if and to the extent it deems such change to be desirable, provided,
                                                                      --------
however, that no such change shall (A) alter or change the amount or kind of
-------
consideration to be issued to holders of Company common stock and Company's $1.52 Series A Cumulative Convertible Preferred Stock (the "Company Preferred Stock") as provided for in this Agreement, (B) adversely affect the tax treatment to Company shareholders as a result of receiving the consideration described in Section 1.3 herein or (C) materially impede or delay the consummation of the transactions contemplated by this Agreement.

     1.2  Effective Time of the Merger.  As soon as practicable after each of
          ----------------------------
the conditions set forth in Article V hereof have been satisfied or waived, Commercial and the Company will file, or cause to be filed, articles of merger with appropriate authorities of Nebraska for the Acquisition Merger and articles of combination with the OTS for the Bank Merger which articles of merger and articles of combination shall in each case be in the form required by and executed in accordance with applicable provisions of law and the Thrift Regulations, respectively. The Acquisition Merger shall become effective at the time and date that the Nebraska articles of merger are filed with the appropriate authorities of Nebraska (the "Acquisition Merger Effective Time"), which shall be immediately following the Closing (as defined in Section 1.11 herein) and on the same day as the Closing if practicable. The Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS pursuant to Section 552.13(k) of the Thrift Regulations (the "Bank Merger Effective Time"). The parties shall cause the Acquisition Merger to become effective prior to the Bank Merger.

     1.3  Conversion of Shares.
          --------------------

          (a)(i) At the Acquisition Merger Effective Time, by virtue of the Merger and without any action on the part of Commercial or Company or the holders of shares of Commercial or Company common stock or Company Preferred Stock, each outstanding share of Company common stock issued and outstanding at the Acquisition Merger Effective Time shall be converted into and exchanged for
(a) $6.34 in cash (the "Common Stock Cash Consideration") and (b) shares of Commercial common stock (the "Common Stock Stock Consideration") (the Common Stock Stock Consideration and the Common Stock Cash Consideration are also individually or, together with the Preferred Stock Stock Consideration and the Preferred Stock Cash Consideration, as defined below, collectively referred to herein, as the context requires, as the "Merger Consideration"), according to the following Exchange Ratios (which shall be subject to adjustment as provided in clause (a)(vi) of this Section):

               (A) If the Average NYSE Closing Price, as defined below, is less than $28.00, but equal to or greater than $26.00, the Exchange Ratio shall be that number of shares of Commercial common stock equal to the quotient (carried to four decimal places) that results by dividing $7.07 by the Average NYSE Closing Price;

               (B) If the Average NYSE Closing Price is equal to or greater than $28.00 but equal to or less than $36.00, the Exchange Ratio shall be fixed at .2525 shares of Commercial common stock;

               (C) If the Average NYSE Closing Price is greater than $36.00, the Exchange Ratio shall be that number of shares of Commercial common stock equal to the quotient (carried to four decimal places) that results by dividing $9.09 by the Average NYSE Closing Price; and

               (D) In the event the Average NYSE Closing Price is less than $26.00, the Exchange Ratio shall be fixed at .2719 shares of Commercial common stock; provided, however, that in the event the Exchange Ratio is adjusted
       --------  -------
pursuant to the proviso contained in Section 5.4(e) hereof the Exchange Ratio shall be the Exchange Ratio as so adjusted.

          (ii) At the Acquisition Merger Effective Time, by virtue of the Merger and without any action on the part of Commercial, Bank or Company or the holders of shares of Commercial or Company common stock or Company Preferred Stock, each outstanding share of Company Preferred Stock issued and outstanding at the Acquisition Merger Effective Time shall be converted into and exchanged for (a) an amount of cash equal to $14.33 (the "Preferred Stock Cash Consideration") and (b) a number of shares of Commercial common stock (the "Preferred Stock Stock Consideration") equal to the product of 2.26 and the Exchange Ratio.

          (iii) Any shares of Company common stock or Company Preferred Stock which are owned or held by Company or any of its subsidiaries (except shares held in any 401(k) plan of the Company or any of its subsidiaries, shares subject to Restricted Stock Agreements with the Company or held in a fiduciary capacity) or by Commercial or any of Commercial's subsidiaries (other than in a fiduciary capacity) at the Acquisition Merger Effective Time shall cease to exist, and the certificates for such shares shall as promptly as practicable be cancelled and no shares of capital stock of Commercial shall be issued or exchanged therefor.

          (iv) Each share of common stock of Commercial issued and outstanding immediately prior to the Acquisition Merger Effective Time shall remain an outstanding share of common stock of Commercial.

          (v) At the Acquisition Merger Effective Time, the holders of certificates representing shares of Company common stock and Company Preferred Stock shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration as provided herein.

          (vi) If the holders of Commercial common stock shall have received or shall have become entitled to receive, without payment therefor, during the period commencing on the date hereof and ending with the Acquisition Merger Effective Time, additional shares of common stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares or similar corporate rearrangement ("Stock Adjustment"), then the amount of Commercial common stock to be exchanged at the Acquisition Merger Effective Time for Company common stock or Company Preferred Stock shall be proportionately adjusted to take into account such Stock Adjustment. In addition, the Average NYSE Closing Price, as defined below, shall be proportionately adjusted to compensate for any such Stock Adjustment.

          (b) The term "NYSE Closing Price" shall mean the closing price per share (carried to four decimal places) of the Commercial common stock on the New York Stock Exchange. The term "Average NYSE Closing Price" shall mean the arithmetic mean of the NYSE Closing Prices of the Commercial common stock for the twenty-fifth through the sixth trading day, inclusive, immediately preceding the business day prior to the later of (A) the date on which all requisite federal and state regulatory approvals required to consummate the transactions contemplated by this Agreement are obtained (and Commercial shall notify the Company of the date when all such approvals are obtained), including for this purpose the period of any requisite waiting periods in respect thereof, or (B) the date of the Company's meeting of shareholders to be held pursuant to Section
1.7 herein (the "Determination Period").

          (c) Each share of Commercial common stock to be issued to the Company's shareholders pursuant to this Section 1.3 shall include the corresponding number of rights associated with the Commercial common stock pursuant to the Rights Agreement dated as of December 19, 1988 by and between Commercial and Manufacturers Hanover Trust Company, as Rights Agent ("Commercial Rights Agreement").

     1.4  Surviving Corporation in the Merger.
          -----------------------------------

          (a) The name of the Surviving Corporation in the Acquisition Merger shall be Commercial Federal Corporation.

          (b) The Articles of Incorporation of Commercial as in effect on the Acquisition Merger Effective Time shall be the Articles of Incorporation of the Surviving Corporation as the Surviving Corporation.

          (c) The bylaws of Commercial, together with all amendments thereto, if any, as in effect immediately prior to the Acquisition Merger Effective Time, shall thereafter be the bylaws of the Surviving Corporation, until amended as provided therein or by law.

          (d) The directors and officers of Commercial in office immediately prior to the Acquisition Merger Effective Time shall be the directors and officers of the Surviving Corporation following the Acquisition Merger, until their successors shall be duly elected and qualified.

          (e)  From and after the Acquisition Merger Effective Time:

               (i) The Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of Commercial and Company, and all obligations belonging or due to each of Commercial and Company, all of which are vested in the Surviving Corporation without further act or deed. Title to any real estate or any interest in the real estate vested in Commercial or the Company shall not revert or in any way be impaired by reason of the Acquisition Merger.

               (ii) The Surviving Corporation is liable for all the obligations of each of Commercial and Company. Any claim existing, or action or proceeding pending, by or against the Company or Commercial, may be prosecuted to judgement, with right of appeal, as if the Acquisition Merger had not taken place, or the Surviving Corporation may be substituted in its place.

               (iii) All the rights of creditors of each of Company and Commercial are preserved unimpaired, and all liens upon the property of Company and Commercial are preserved unimpaired, on only the property affected by such liens immediately prior to the Acquisition Merger Effective Time.

     1.5  Authorization for Issuance of Commercial Common Stock;
          -------------------------------------------------------
          Exchange of Certificates.
          ------------------------

          (a) Commercial has reserved for issuance a sufficient number of shares of its common stock for the purpose of issuing its shares to the Company's shareholders in accordance with this Article I. Immediately prior to the Acquisition Merger Effective Time, Commercial shall make available for exchange or conversion, by transferring to an exchange agent appointed by Commercial (the "Exchange Agent") for the benefit of the holders of Company common stock and Company Preferred Stock: (i) such number of whole shares of Company common stock as shall be issuable in connection with the payment of the aggregate Common Stock Stock Consideration and

Preferred Stock Stock Consideration, and (ii) such funds as may be payable in connection with the aggregate Common Stock Cash Consideration and Preferred Stock Cash Consideration and as may be payable in lieu of fractional shares of Commercial common stock.

          (b) After the Acquisition Merger Effective Time, holders of certificates theretofore evidencing outstanding shares of Company common stock or Company Preferred Stock (other than as provided in Section 1.3(a)(iii)), upon surrender of such certificates to the Exchange Agent, shall be entitled to receive certificates representing the number of whole shares of Commercial common stock into which shares of Company common stock or Company Preferred Stock theretofore represented by the certificates so surrendered shall have been converted, as provided in Section 1.3 hereof, cash payable for the Common Stock Cash Consideration and Preferred Stock Cash Consideration, and cash payments in lieu of fractional shares as provided in Section 1.6 hereof. As soon as practicable after the Acquisition Merger Effective Time, the Exchange Agent will send a notice and transmittal form to each Company shareholder of record at the Acquisition Merger Effective Time whose Company stock shall have been converted into Commercial common stock advising such shareholder of the effectiveness of the Acquisition Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Company common stock or Company Preferred Stock in exchange for new certificates for Commercial common stock and for cash payable for the Common Stock Cash Consideration and the Preferred Stock Cash Consideration and in lieu of any fractional interest. Upon surrender, each certificate evidencing Company common stock and Company Preferred Stock shall be cancelled.

          (c) Until surrendered as provided in this Section 1.5 hereof, each outstanding certificate which, prior to the Acquisition Merger Effective Time, represented Company common stock or Company Preferred Stock (other than shares cancelled at the Acquisition Merger Effective Time pursuant to Section 1.3(a)(iii) hereof) will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Commercial common stock into which the shares of Company common stock or Company Preferred Stock formerly represented thereby were converted and the right to receive cash payable for the Common Stock Cash Consideration and the Preferred Stock Cash Consideration and in lieu of any fractional interest. However, until such outstanding certificates formerly representing Company common stock or Company Preferred Stock are so surrendered, no dividend or distribution payable to holders of record of Commercial common stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such whole shares of Commercial common stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or subsequent to the Acquisition Merger Effective Time and the amount of any cash, without interest, payable to such holder for the Common Stock Cash Consideration and the Preferred Stock Cash Consideration and in lieu of fractional shares pursuant to Section 1.6 hereof. After the Acquisition Merger Effective Time, there shall be no further registration of transfers on the records of the Company of outstanding certificates formerly representing shares of Company common stock or Company Preferred Stock and, if a certificate formerly representing such shares is presented to Commercial, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of Commercial common stock as herein provided.

          (d) All shares of Commercial common stock and cash for the Common Stock Cash Consideration and the Preferred Stock Cash Consideration and in lieu of any fractional share issued and paid upon the surrender for exchange of Company common stock or Company Preferred Stock in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company common stock or Company Preferred Stock.

          (e) If any new certificate for Commercial common stock is to be issued in the name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate for shares of Commercial common stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f) In the event any certificate for Company common stock or Company Preferred Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Commercial common stock and cash for the Common Stock Cash Consideration and the Preferred Stock Cash Consideration and in lieu of fractional shares, if any, as may be required pursuant hereto; provided, however, that Commercial may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Commercial, the Company, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     1.6  No Fractional Shares.  Notwithstanding any term or provision hereof,
          --------------------
no fractional shares of Commercial common stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Company common stock or Company Preferred Stock; no dividend or distribution with respect to Commercial common stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Commercial. In lieu of such fractional share interest, any holder of Company common stock or Company Preferred Stock who would otherwise be entitled to a fractional share of Commercial common stock will, upon surrender of his certificate or certificates representing Company common stock or Company Preferred Stock outstanding immediately prior to the Acquisition Merger Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average NYSE Closing Price. For the purposes of determining any such fractional share interests, all shares of Commercial common stock received by the holders of the Company common stock and the Company Preferred Stock shall be combined so as to calculate the maximum number of whole shares of Commercial common stock issuable to such Company shareholder in the Acquisition Merger.

     1.7  Shareholders' Meeting.  The Company shall, at the earliest
          ---------------------
practicable date, hold a meeting of its shareholders (the "Company Shareholders' Meeting") to submit for shareholder approval this Agreement and the Acquisition Merger. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Company common stock and two-thirds of the issued and outstanding Company Preferred Stock entitled to vote shall be required for such approval.

     1.8  Company Stock Options.  Immediately prior to the Acquisition Merger
          ---------------------
Effective Time, each holder of an option outstanding under the Company's Employee Stock Compensation Program as Amended and Restated May 12, 1994 (the "Company Option Plan"), whether or not the option is then exercisable, shall receive in cancellation of such option (such cancellation to be reflected in a written agreement) per share of Company common stock subject to such option a cash payment in an amount equal to the sum of (A) $6.34 and (B) the product of the Exchange Ratio and the Average NYSE Closing Price (as determined pursuant to
Section 1.3(b) hereof) less (C) the exercise price of such option, net of any cash which must be withheld under federal and state income tax requirements. Immediately thereafter, Company shall cancel each such option.

     1.9  Registration Statement; Prospectus/Proxy Statement.
          --------------------------------------------------

          (a) For the purposes (i) of registering the Commercial common stock to be issued to holders of Company common stock and

Company Preferred Stock in connection with the Merger with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities, and (ii) of holding the Company Shareholders' Meeting, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), including the prospectus/proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933, as amended (the "1933 Act") and the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

          (b) Commercial shall furnish such information concerning Commercial and the Commercial Subsidiaries (as defined in Section 3.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. Commercial agrees promptly to advise the Company if at any time prior to the Company Shareholders' Meeting any information provided by Commercial in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Commercial shall promptly file such supplemental information as may be necessary in order to cause such Prospectus/Proxy Statement, insofar as it relates to Commercial and the Commercial Subsidiaries, to comply with Section 1.9(a).

          (c) The Company shall furnish Commercial with such information concerning the Company and the Company Subsidiaries (as defined in Section 2.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. The Company agrees promptly to advise Commercial if at any time prior to the Company Shareholders' Meeting any information provided by the Company in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide Commercial with the information needed to correct such inaccuracy or omission. The Company shall furnish Commercial with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and the Company Subsidiaries, to comply with Section 1.9(a).

          (d) Commercial shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Commercial shall use all reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. The Company authorizes Commercial to utilize in the Registration Statement the information concerning the Company and the Company

Subsidiaries provided to Commercial for the purpose of inclusion in the Prospectus/Proxy Statement. The Company shall have the right to review and comment on the form of proxy statement included in the Registration Statement. Commercial shall advise Company promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Commercial shall furnish Company with copies of all such documents. Prior to the Acquisition Merger Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.

          (e) The Company shall consult with Commercial in order to determine whether any directors, officers or shareholders of the Company may be deemed to be "affiliates" of Company ("affiliated persons") within the meaning of Rule 145 of the SEC promulgated under the 1933 Act. All shares of Commercial common stock issued to such Company affiliated persons in connection with the Merger shall bear a legend upon the face thereof stating that transfer of the securities is or may be restricted by the provisions of the 1933 Act, and notice shall be given to Commercial's transfer agent of such restriction, provided that such legend shall be removed by delivery of a substitute certificate without such legend if such Company affiliated person shall have delivered to Commercial a copy of a letter from the staff of the SEC or an opinion of counsel, in form and substance satisfactory to Commercial, to the effect that such legend is not required for purposes of the 1933 Act, and, in any event, at any time after the expiration of three years from the Acquisition Merger Effective Time unless, in the opinion of the counsel for Commercial, such person was an "affiliate" of Commercial within the meaning of Rule 145 within three months prior to the expiration of such three year period. So long as shares of such Commercial common stock bear such legend, no transfer of such Commercial common stock shall be allowed unless and until the transfer agent is provided with such information as may reasonably be requested by counsel for Commercial to assure that such transfer will not violate applicable provisions of the 1933 Act, or rules, regulations or policies of the SEC.

     1.10 Cooperation; Regulatory Approvals.  The parties shall cooperate and
          ---------------------------------
use reasonable best efforts to complete the transactions contemplated hereunder at the earliest practicable date. Each party shall cause each of their affiliates and subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, Federal Trade Commission ("FTC"), Department of Justice ("DOJ"), SEC, applicable Secretary of State, other regulatory authorities, holders of the voting shares of common stock of the Company, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained.

     1.11 Closing.  If (i) this Agreement has been duly approved by the
          -------
shareholders of the Company, and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the principal office of Commercial at which the parties hereto will exchange certificates, opinions, letters and other documents as required hereby and will make the filings described in Section 1.2 hereof. Such Closing will take place as soon as practicable as agreed by the parties, provided, however, that the Closing shall be no more than thirty (30)
         --------  -------
days after the satisfaction or waiver of all conditions and/or obligations contained in Article V of this Agreement.

     1.12 Closing of Transfer Books.  At the Acquisition Merger Effective Time,
          -------------------------
the transfer books for Company common stock and Company Preferred Stock shall be closed, and no transfer of shares of Company common stock or Company Preferred Stock shall thereafter be made on such books.

     1.13 Bank Merger.
          -----------

          (a) At the Bank Merger Effective Time, each share of Savings Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be cancelled. No new shares of the capital stock or other securities or obligations of the Bank shall be issued or be deemed issued with respect to or in exchange for such cancelled shares, and such cancelled shares of Savings Common Stock shall not be converted into any shares or other securities or obligations of the Bank.

          (b) The charter and bylaws of the Bank, as in effect immediately prior to the Bank Merger Effective Time, shall be the charter and bylaws of the Bank, as the surviving institution of the Bank Merger, and may thereafter be amended in accordance with applicable law.

          (c) The directors and officers of the Bank immediately prior to the Bank Merger Effective Time shall be the directors and officers of the Bank, as the surviving institution of the Bank Merger, and shall continue in office until their successors are duly elected or otherwise duly selected.

          (d) The liquidation account established by Savings pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall continue to be maintained by the Bank after the Bank Merger Effective Time for the benefit of those persons and entities who were savings account holders of Savings on the eligibility record date for such conversion and who continue from time to time to have rights therein. If required by the rules and regulations of the OTS, the Bank shall amend its charter to specifically provide for the continuation of the liquidation account established by Savings.

     1.14 Option Agreement.  In connection with the execution of this Agreement
          ----------------
by the parties, Commercial and the Company intend to execute the Stock Option Agreement in the form of Exhibit 1.14.

     1.15 Rights Amendment.  The Board of Directors of the Company has approved
          ----------------
and has entered into, and shall keep in effect (including, to the extent applicable, subsequent to termination of this Agreement), an Amendment No. 2 (the "Rights Amendment") to the Rights Agreement dated as of May 24, 1989 and amended as of September 25, 1989 (the "Rights Agreement"), between the Company (as successor to Savings under Amendment No. 1 to the Rights Agreement dated September 25, 1989) and First National Bank of Omaha, as Rights Agent, pursuant to which none of the execution or delivery of this Agreement, the Option Agreement, the Acquisition Plan of Merger or the Bank Plan of Merger or any of the transactions contemplated hereby or thereby (including without limitation the purchase of shares pursuant to the Option Agreement), will cause (a) the rights issued pursuant to the Rights Agreement (the "Rights") to become exercisable under the Rights Agreement, (b) Commercial, Bank or any of their affiliates to be deemed an "Acquiring Person" (as defined in the Rights Agreement) or (c) a "Share Acquisition Date," a "Distribution Date" or a "Triggering Event" (as defined in the Rights Agreement) to occur upon, as a result of or in connection with any such event. The Company shall, upon the request of Commercial, take such action, including without limitation, redeeming all outstanding Rights immediately prior to the Acquisition Merger Effective Time or thereafter at the applicable redemption price in order to render the Rights inapplicable to the transactions contemplated hereby. The Rights Amendment is attached hereto as Exhibit 1.15.


                                  ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF COMPANY AND SAVINGS

     Company and Savings represent and warrant to Commercial and the Bank that, except as disclosed in Schedule I attached hereto and except that Savings makes no representations or warranties regarding Company:

     2.1  Organization, Good Standing, Authority, Insurance, Etc.  The Company
          ------------------------------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska. Section 2.1 of Schedule I lists each "subsidiary" of the Company and Savings within the meaning of Section 10(a)(1)(G) of HOLA, (individually a "Company Subsidiary" and collectively the "Company

Subsidiaries") (unless otherwise noted herein all references to a "Company Subsidiary" or to the "Company Subsidiaries" shall include Savings). Each of the Company Subsidiaries is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in Section 2.1 of Schedule I. The Company and each Company Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. The Company has delivered to Commercial a true, complete and correct copy of the articles of incorporation, charter, or other organizing document and of the bylaws, as in effect on the date of this Agreement, of Company and each Company Subsidiary. The Company and each Company Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. Savings is a member in good standing of the Federal Home Loan Bank of Topeka and all eligible accounts issued by Savings are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under applicable law. Savings is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the Thrift Regulations. The Company is duly registered as a savings and loan holding company under the HOLA.

     The minute books of the Company and the Company's Subsidiaries contain complete and accurate records of all meetings and other corporate actions held or taken of their respective shareholders and Boards of Directors (including the committees of such Boards).

     2.2  Capitalization.  The authorized capital stock of the Company consists
          --------------
of (i) 50,000,000 shares of common stock, par value $.01 per share, of which 1,846,005 shares were issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Preferred Stock, par value $.01 per share, of which 460,000 shares were outstanding as of the date of this Agreement. All outstanding shares of Company common stock and Company Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for outstanding options to purchase 118,264 shares of Company common stock under the Company Option Plan, 1,039,600 shares of Company common stock authorized for issuance upon conversion of Company Preferred Stock and as contemplated by the Option Agreement and the Rights Agreement, as of the date of this Agreement, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of the Company's capital stock from the Company and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind (collectively, "Stock Contract") to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the Company's capital stock. A true and complete copy of the Company Option Plan, as in effect on the date of this Agreement, is attached as
Section 2.2 of Schedule I.

     2.3  Ownership of Subsidiaries.  All the outstanding shares of the capital
          -------------------------
stock of the Company Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by the Company or a Company Subsidiary free and clear of any lien, claim, charge, restriction or encumbrance (collectively, "Encumbrance"). Except as set forth in Section 2.3 of Schedule I, all of the outstanding capital stock or other ownership interests in all of the Company Subsidiaries is owned either by the Company or Savings. There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Company Subsidiary and no contracts to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary owns any of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or profit participations in any "company" (as defined in Section 10(a)(1)(C) of the HOLA) other than the Federal Home Loan Bank of Topeka or except as set forth in Section 2.3 of
Schedule I.

     2.4  Financial Statements and Reports.
          --------------------------------

          (a) No registration statement, proxy statement, schedule or report filed by the Company or any Company Subsidiary with the SEC or the OTS under the 1933 Act or the 1934 Act ("SEC Reports"), on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, the Company and the Company Subsidiaries have timely filed all reports and documents required to be filed by them with the SEC, the OTS, or the Federal Deposit Insurance Corporation (the "FDIC") under various securities and financial institution laws and regulations except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after December 31,
1994) in accordance with the Company's books and records and those of any of the Company Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after December 31, 1994, will present) fairly the consolidated statement of financial condition and the consolidated statements of income, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes to generally accepted accounting principles). The consolidated financial statements of the Company at December 31, 1994 and for the three years then ended and the consolidated financial statements for all periods thereafter up to the Closing reflect or will reflect, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), as of their respective dates, of the Company and the Company Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles and contain or will contain, in the opinion of management, adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to the Company or the Company Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at December 31, 1994 or for transactions effected or actions occurring or omitted to be taken after December 31, 1994 (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

          (b) The Company has delivered to Commercial each SEC Report filed, used or circulated by it with respect to periods since January 1, 1992 through the date of this Agreement and will promptly deliver each such SEC Report filed, used or circulated after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC or the OTS (or, if not so filed, in the form used or circulated), including, without limitation, its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

     2.5 Absence of Changes.
         ------------------

          (a) Since December 31, 1994, there has been no material adverse change in the business, properties, financial condition, results of operations or assets of the Company and the Company Subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both the Company and Commercial in a substantially similar manner and other than any change attributable to or resulting from changes in economic conditions applicable to banking institutions generally or in general levels of interest rates affecting both the Company and Commercial to a similar extent and in a similar manner. There is no occurrence, event or development of any nature existing or, to the best knowledge of the Company, threatened which may reasonably be expected to have a material adverse effect upon the business, properties, financial condition, operations or assets of Company or any Company Subsidiary, other than the effects of any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both the Company and Commercial in a substantially similar manner and other than the effects of any change attributable to or resulting from changes in economic conditions applicable to banking institutions generally or in general levels of interest rates affecting both the Company and Commercial to a similar extent and in a similar manner.

          (b) Except as set forth in Section 2.5 of Schedule I, since December 31, 1994, each of the Company and the Company Subsidiaries has owned and operated their respective assets, properties and businesses in the ordinary course of business and consistent with past practice.

     2.6  Prospectus/Proxy Statement.  At the time the Prospectus/ Proxy
          --------------------------
Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approvals referred to in Section 1.7(a) hereof and at all times subsequent to such mailings up to and including the times of such approval, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to the Company (including the Company Subsidiaries), its shareholders and representatives, Company common stock, Company Preferred Stock and all other transactions contemplated hereby, will:

          (a) Comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and

          (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     2.7  No Broker's or Finder's Fees.  No agent, broker, investment banker,
          ----------------------------
person or firm acting on behalf or under authority of the Company or any of the Company Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except the Company has engaged Dain Bosworth Incorporated to provide financial advisory services and to deliver a "fairness opinion" to the effect that the consideration to be received by the Company shareholders in the Merger is fair to the Company shareholders from a financial point of view, whose fees and reasonable out-of-pocket expenses will be paid by Company. A copy of the engagement agreement with Dain Bosworth Incorporated is attached to Section 2.7 of Schedule I.

     2.8  Litigation and Other Proceedings.
          --------------------------------

     (a) Except as set forth in Section 2.8 of Schedule I and except for matters which would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, neither the Company nor any Company Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of the Company, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

     (b) Section 2.8(b) of Schedule I sets forth all other claims, actions, suits, investigations and proceedings in which the Company or any Company Subsidiary is a defendent, and all other judicial order, judgment or decree to which the Company or any Company Subsidiary is subject.

     2.9  Compliance with Law.
          -------------------

          (a) The Company and the Company Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither the Company nor any Company Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) The Company and each of its Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective business as they are presently conducted.

     2.10 Corporate Actions.
          -----------------

          (a) The Boards of Directors of the Company and Savings have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Acquisition Plan of Merger, the Bank Plan of Merger, the Option Agreement and the Rights Amendment and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has authorized and directed the submission for shareholders' approval of this Agreement, together with the Merger and any other action requiring such approval. All corporate authorization by the Board of Directors of the Company required for the consummation of the Merger has been obtained.

          (b) The Company's Board of Directors has taken or will take all necessary action to exempt this Agreement, the Acquisition Plan of Merger, the Bank Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby from, (i) any applicable state takeover laws, (ii) any Nebraska laws limiting or restricting the voting rights of shareholders, (iii) any Nebraska laws requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested shareholder" or person or entity of similar type, and (iv) any provision in its or any of the Company Subsidiaries' articles/certificate of incorporation, charter or bylaws, (A) restricting or limiting stock ownership or the voting rights of shareholders, or (B) requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested shareholder" or person or entity of similar type.

     2.11 Authority.  Except as set forth in Section 2.11 of Schedule I, the
          ---------
execution, delivery and performance of its obligations under this Agreement, the Option Agreement and the Rights Amendment by the Company and Savings does not violate any of the provisions of, or constitute a default under or give any person the right to terminate or accelerate payment or performance under (i) the articles of incorporation or bylaws of the Company, the articles of incorporation, charter or bylaws of any Company Subsidiary, (ii) any regulatory restraint on the acquisition of the Company or Savings or control thereof, (iii) any law, rule, ordinance, or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of the Company Subsidiaries is subject or (iv) any other material agreement, material lease, material contract, note, mortgage, indenture, arrangement or other obligation or instrument ("Contract") to which the Company or any of the Company Subsidiaries is a party or is subject or by which any of their properties or assets is bound. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. The Company and Savings, as applicable, have all requisite corporate power and authority to enter into this Agreement, the Option Agreement, the Acquisition Plan of Merger and the Rights Amendment and to perform their respective obligations hereunder and thereunder, except, with respect to this Agreement and the Acquisition Merger, the approval of the Company's shareholders required under applicable law. Other than the receipt of Governmental Approvals (as defined in Section 5.1(c)), the approval of shareholders, the consent of the Rights Agent under the Rights Agreement (which consent was received prior to the date of this Agreement) and the consents specified in Schedule I with respect to the Contracts, no consents or approvals are required on behalf of Company in connection with the consummation of the transactions contemplated by this Agreement, the Option Agreement, the Acquisition Plan of Merger, the Bank Plan of Merger and the Rights Amendment. This Agreement, the Option Agreement, the Acquisition Plan of Merger, the Bank Plan of Merger and the Rights Amendment constitute the valid and binding obligation of the Company and Savings, as applicable, and each is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

     2.12 Employment Arrangements.  Except as disclosed in Section 2.12 of
          -----------------------
Schedule I, there are no employment, severance or other agreements, plans or arrangements with any current or former directors, officers or employees of Company or any Company Subsidiary which may not be terminated without penalty (including any augmentation or acceleration of benefits) on 30 days or less notice to such person. The Severance Pay Guidelines established at the April 11, 1995 Senior Management meeting, a copy of which was furnished to Commercial on August 7, 1995, are not legally enforceable by any director, officer or employee of Company or any Company Subsidiary against, or binding upon, Company or any Company Subsidiary or, following the Acquisition Merger Effective Time, the Surviving Corporation or any subsidiary thereof. No payments to directors, officers or employees of the Company or the Company Subsidiaries resulting from the transactions contemplated hereby will cause the imposition of excise taxes under Section 4999 of the Code or the disallowance of a deduction to the Company or any Company Subsidiary pursuant to Sections 162, 280G or any other section of the Code.

     2.13 Employee Benefits.
          -----------------

          (a) Neither the Company nor any of the Company Subsidiaries maintains any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Employee Plans") set forth in Section 2.13 of Schedule I (true and correct copies of which have been delivered to Commercial).

None of Company or any of the Company Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Employee Plans intended to be qualified under Section 401(a) of the Code are so qualified, and Company is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in
Section 2.13 of Schedule I, neither the Company nor any of the Company Subsidiaries (a) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

          (b) Except as disclosed in Section 2.13 to Schedule I, all Employee Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1994 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or no material increase in the cost thereof or benefits payable thereunder on or after January 1, 1994.

          (c) To the best knowledge of the Company, with respect to all Employee Plans and Benefit Arrangements, the Company and each Company Subsidiary are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders, or rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such Employee Plans or Benefit Arrangements. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and
Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Company or any Company Subsidiary which is covered by Title I of ERISA, which could subject any person to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Code which could have an adverse effect on the business, assets, financial condition, results of operations or prospects of Company or any Company Subsidiary; nor to the best knowledge of Company has any Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in
Section 412 of the Code, whether or not waived; nor has Company or any Company Subsidiary failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. To the best of its knowledge, neither Company nor any Company Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of Commercial, or any of its affiliates at or after the Acquisition Merger Effective Time.

     2.14 Information Furnished.  No statement contained in any schedule,
          ---------------------
certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Company to Commercial pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. No information material to the Merger and which is necessary to make (i) the representations and warranties or (ii) the information provided and to be provided to Commercial for purposes of its due diligence examination pursuant to Section 4.11 hereof not misleading, to the best knowledge of the Company, has been withheld from Commercial.

     2.15 Property and Assets.  The Company and the Company Subsidiaries have
          -------------------
good and marketable title to all of their real property reflected in the financial statements at December 31, 1994, referred to in Section 2.4 hereof, or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, (e) pledges or liens incurred in the ordinary course of business and (f) as otherwise specifically indicated in Section 2.15 of Schedule I. Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither Company nor any Company Subsidiary is in default in any material respect under any such lease. No consent of the lessor of any material real property or material personal property lease is required for consummation of the Merger except as set forth in Section 2.15 of Schedule
I. Except as set forth in Section 2.15 of Schedule I, there has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of Company and the Company Subsidiaries since December 31, 1994, except such loss, damage or destruction which does not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. All property and assets material to their business and currently used by Company and the Company Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

     2.16 Agreements and Instruments.  Except as set forth in Section 2.16 of
          --------------------------
Schedule I, neither the Company nor any Company Subsidiary is a party to (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any such obligation (other than Federal Home Loan Bank advances with a maturity of one year or less from the date hereof), (c) any agreements to make loans or for the provision, purchase or sale of goods, services or property between Company or any Company Subsidiary and any director or officer of Company or Savings, or any member of the immediate family or affiliate of any of the foregoing, (d) any agreements with or concerning any labor or employee organization to which Company or any Company Subsidiary is a party, (e) any agreements between Company or any Company Subsidiary and any five percent or more shareholder of Company, and (f) any agreements, directives, orders, or similar arrangements between or involving the Company or any Company Subsidiary and any state or federal savings institution regulatory authority.

     2.17 Material Contract Defaults.  Neither the Company nor any Company
          --------------------------
Subsidiary nor the other party thereto is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which the Company or a Company Subsidiary is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on the Company and any Company Subsidiary, taken as a whole, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     2.18 Tax Matters.
          -----------

          The Company and each of the Company Subsidiaries have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns by the Internal Revenue Service ("IRS") and other applicable agencies is as set forth in Section 2.18 of Schedule I; and, except as set forth in Section 2.18 of
Schedule I, there is no agreement by the Company or any Company Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Section 2.18 of Schedule I, neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Company, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Company aware of any basis for any such assertion or claim. The Company and each of the Company Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. The Company and each Company Subsidiary have complied with all applicable state law sales and use tax collection and reporting requirements.

          (b) Adequate provision for any federal, state, local, or foreign taxes due or to become due for the Company or any of the Company Subsidiaries for any period or periods through and including December 31, 1994, has been made and is reflected on the December 31, 1994 audited Company consolidated financial statements and has been or will be made with respect to periods ending after December 31, 1994.

     2.19 Environmental Matters.  Except as set forth in Section 2.19 of
          ---------------------
Schedule I, to the best knowledge of the Company, neither the Company nor any Company Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Except as set forth in Section 2.19 of Schedule I, neither the Company nor any Company Subsidiary has knowledge of, nor has the Company or any Company Subsidiary received written notice from any governmental or regulatory body of, any conditions, activities, practices or incidents which is reasonably likely to interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to Company's knowledge, threatened against Company or any Company Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     2.20 Loan Portfolio:  Portfolio Management.
          -------------------------------------

          (a) All evidences of indebtedness reflected as assets in the consolidated balance sheet of Company as of December 31, 1994, or acquired since such date, are (except with respect to those assets which are no longer assets of the Company or any Company Subsidiary) binding obligations of the respective obligers named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses which have been threatened or asserted against the Company or any Company Subsidiary. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. All loans originated or purchased by Savings were at the time entered into and at all times since have been in compliance in all material respects with all applicable laws (including, without limitation, all consumer protection laws) and regulations. Savings administers its loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in accordance with all applicable laws and regulations and the terms of applicable instruments. The records of Savings regarding all loans outstanding on its books are accurate in all material respects and the risk classification system has been established in accordance with the requirements of the OTS.

          (b) Section 2.20 of Schedule I sets forth a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Savings and its subsidiaries that have been adversely designated, criticized or classified by it as of June 30, 1995, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or any of its Subsidiaries before the date hereof.

     2.21 Real Estate Loans and Investments.  Except for properties acquired in
          ---------------------------------
settlement of loans, there are no facts, circumstances or contingencies known to the Company or any Company Subsidiary which exist which would require a material reduction under generally accepted accounting principles in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of the Company or any Company Subsidiary (either individually or in the aggregate with other loans and investments).

     2.22 Derivatives Contracts.  Neither the Company nor any of its
          ---------------------
Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on its Balance Sheet which is a derivatives contract (including various combinations thereof) (each, a "Derivatives

Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section 2.22 of Schedule I, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

     2.23 Insurance.  Except as set forth in Section 2.23 of Schedule I, the
          ---------
Company and the Company Subsidiaries have in effect insurance coverage with reputable insurers which, in respect to amounts, types and risks insured, is reasonably adequate for the business in which the Company and the Company Subsidiaries are engaged. A schedule of all insurance policies in effect as to the Company and the Company Subsidiaries (the "Insurance Policies") is as set forth on Section 2.23 of Schedule I (other than policies pertaining to mortgage loans made in the ordinary course of business). Except as set forth on Section
2.23 of Schedule I, all Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Acquisition Merger Effective Date shall have been paid on or before the Acquisition Merger Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies, adequate reserves for which are reflected in the Company's financial statements). The Insurance Policies are valid, outstanding and enforceable in accordance with their respective terms and will not in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. Except as set forth on Section
2.23 of Schedule I, neither the Company nor any Company Subsidiary has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

     2.24 Preferred Stock.
          ---------------

          (a) The Company is not in default or in arrears on dividends with respect to the issued and outstanding shares of Company Preferred Stock, and
(ii) Company is not in default or in arrears with respect to the mandatory or optional redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any shares of Company Preferred Stock.

          (b) The conversion price of the Company Preferred Stock, as adjusted pursuant to Section 7(b) of Company's Statement Establishing Series of Preferred Stock ($0.01 Par Value) $1.52

Series A Cumulative Convertible Preferred Stock of Conservative Savings Corporation, dated June 23, 1993 is $11.06195 per share of Company common stock (equivalent to a rate of 2.26 shares of Company common stock for each share of Company Preferred Stock.


                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF COMMERCIAL AND THE BANK

     Commercial and the Bank represent and warrant to Company and Savings that, except as disclosed in Schedule II attached hereto, and except that Bank makes no representations or warranties regarding Commercial:

     3.1  Organization, Good Standing, Authority, Insurance, Etc.  Commercial
          ------------------------------------------------------
is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nebraska. Each of the subsidiaries of Commercial within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Commercial Subsidiary" and collectively the "Commercial Subsidiaries") is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Commercial and each Commercial Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. Commercial and each Commercial Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole. The Bank is a member in good standing of the Federal Home Loan Bank of Topeka, and all eligible accounts issued by the Bank are insured by the SAIF to the maximum extent permitted under applicable law. The Bank is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the Thrift Regulations. Commercial is duly registered as a savings and loan holding company under the HOLA.

     3.2  Capitalization.  The authorized capital stock of Commercial consists
          --------------
of 25,000,000 shares of Commercial common stock, par value $.01 per share, of which 12,910,957 shares were issued and outstanding as of the date of this Agreement and 10,000,000 shares of serial preferred stock, par value of $.01 per share, of which no shares were outstanding as of the date of this Agreement. All outstanding shares of Commercial common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

     3.3  Ownership of Subsidiaries.  All the outstanding shares of the capital
          -------------------------
stock of the Commercial Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Commercial or a Commercial Subsidiary free and clear of any Encumbrance. Except as disclosed in Section 3.3 of Schedule II, all of the outstanding capital stock or other ownership interests in all of the Commercial Subsidiaries is owned either by Commercial or the Bank. There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Commercial Subsidiary and no contracts to which Commercial or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Commercial Subsidiaries.

     3.4  Financial Statements and Reports.  No registration statement, proxy
          --------------------------------
statement, schedule or report filed by Commercial or any Commercial Subsidiary with the SEC or the OTS under the 1933 Act, or the 1934 Act, on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, Commercial and the Commercial Subsidiaries have timely filed all documents required to be filed by them with the SEC, the OTS, or the FDIC under various securities and financial institution laws and regulations, except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after June 30,
1994) in accordance with Commercial's books and records and those of any of its Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after June 30, 1994 will present) fairly the consolidated statement of financial condition and the consolidated statements of operations, stockholders' equity and cash flows of Commercial and its Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes in generally accepted accounting principles). The consolidated financial statements of Commercial as of June 30, 1994 and for the three years then ended and the consolidated financial statements for all periods thereafter up to the Closing disclose or will disclose, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or due to become due and regardless of when asserted), as of their respective dates, of Commercial and the Commercial Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles, other than liabilities which are not, in the aggregate, material to Commercial and the Commercial Subsidiaries, taken as a whole, and contain or will contain in the opinion of management adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to Commercial or the Commercial Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at June 30, 1994, or for transactions effected or actions occurring or omitted to be taken after June 30, 1994, (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

     3.5  Absence of Changes.  Since December 31, 1994, there has been no
          ------------------
material adverse change in the business, properties, financial condition, results of operations or assets of Commercial and the Commercial Subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both the Company and Commercial in a substantially similar manner and other than any change attributable to or resulting from changes in economic conditions applicable to banking institutions generally or in general levels of interest rates affecting both the Company and Commercial to a similar extent and in a similar manner. There is no occurrence, event or development of any nature existing or, to the best knowledge of Commercial, threatened which may reasonably be expected to have a material adverse effect upon the business, properties, financial condition, operations or assets of Commercial or any Commercial Subsidiary, other than the effects of any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both the Company and Commercial in a substantially similar manner and other than the effects of any change attributable to or resulting from changes in economic conditions applicable to banking institutions generally or in general levels of interest rates affecting both the Company and Commercial to a similar extent and in a similar manner.

     3.6  Prospectus/Proxy Statement .  At the time the Registration Statement
          ---------------------------
becomes effective and at the time the Prospectus/Proxy

Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approval referred to in Section 1.7 hereof and at all times subsequent to such mailings up to and including the times of such approval, such Registration Statement and Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Commercial (including the Commercial Subsidiaries) and its shareholders, Commercial common stock, this Agreement, the Merger and all other transactions contemplated hereby, will:

          (a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and

          (b) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     3.7  No Broker's or Finder's Fees.  No agent, broker, investment banker,
          ----------------------------
person or firm acting on behalf or under authority of Commercial or any of the Commercial Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except Commercial has engaged Merrill Lynch & Co., an investment banking firm, to provide financial advisory services and to deliver a "fairness opinion" as to whether or not the Exchange Ratio is fair to Commercial's shareholders from a financial point of view, whose fees and reasonable out-of-pocket expenses will be paid by Commercial.

     3.8  Compliance With Law.
          -------------------

          (a) Commercial and the Commercial Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither Commercial nor any Commercial Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) Commercial and each of it Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its respective business as it is presently conducted.

     3.9  Corporate Actions.  The Boards of Directors of Commercial and the
          -----------------
Bank have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Acquisition Plan of Merger, the Bank Plan of Merger and the Option Agreement and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. All corporate authorizations by the Board of Directors of Commercial required for the consummation of the Merger have been obtained.

     3.10 Authority.  The execution, delivery and performance of this Agreement
          ---------
by Commercial and the Bank does not violate any of the provisions of, or constitute a default under or give any person the right to accelerate payment or performance under (i) the articles of incorporation or bylaws of Commercial, the charter or bylaws of the Bank, or the articles of incorporation or bylaws or of any other Commercial Subsidiary, (ii) any regulatory restraint on the acquisition of the Company or Savings or control thereof, (iii) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Commercial or any of the Commercial Subsidiaries is subject or (iv) any other Contract to which Commercial or any of the Commercial Subsidiaries is a party or is subject to or by which any of their properties or assets is bound which default, termination or acceleration would have a material adverse effect on the financial condition, business or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Commercial and the Bank have all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to perform their obligations hereunder and thereunder. Other than the receipt of Governmental Approvals, no consents or approvals are required on behalf of Commercial or any Commercial Subsidiary in connection with the consummation of the transactions contemplated by this Agreement, the Option Agreement or the Acquisition Plan of Merger. This Agreement, the Option Agreement, the Acquisition Plan of Merger and the Bank Plan of Merger constitute the valid and binding obligations of Commercial and the Bank, and are enforceable in accordance with their terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

     3.11 Information Furnished.  No statement contained in any schedule,
          ---------------------
certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Commercial to Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. No information material to the Merger and which is necessary to make the representations and warranties not misleading, to the best knowledge of Commercial, has been withheld from the Company.

     3.12 Litigation and Other Proceedings.  Except for matters which would not
          --------------------------------
have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries taken as a whole, neither Commercial nor any Commercial Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of Commercial, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

     3.13 Agreements and Instruments.  As of the date of this Agreement, there
          --------------------------
are no agreements, directives, orders or similar arrangements between or involving Commercial or any Commercial Subsidiary and any state or federal savings institution regulatory authority.

     3.14 Cash Consideration.  Commercial will have sufficient cash on hand to
          ------------------
pay the Common Stock Cash Consideration and the Preferred Stock Cash Consideration as of the Acquisition Merger Effective Time.

     3.15 Tax Matters.   Commercial and each of the Commercial Subsidiaries
          -----------
have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; except as set forth in Section 3.15 of
Schedule II, there is no agreement by Commercial or any Commercial Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Section 3.15 of Schedule II, neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Commercial, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Commercial aware of any basis for any such assertion or claim. Commercial and each of the Commercial Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. Commercial and each Commercial Subsidiary have complied with all applicable state law sales and use tax collection and reporting requirements.


                                  ARTICLE IV
                                   COVENANTS

     4.1  Investigations; Access and Copies.  Between the date of this
          ---------------------------------
Agreement and the Acquisition Merger Effective Time, each party agrees to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, and to furnish and cause its subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Articles II or III of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith, and such other documents, records, or information with respect to the business and properties of it and its subsidiaries as the other party or its respective agents or representative shall from time to time reasonably request; provided,
                                                                     --------
however, that any such inspection (a) shall be conducted in such manner as not
-------
to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. Each party will also give prompt written notice to the other party of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement,
(y) which would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in Article V of this Agreement.

     4.2  Conduct of Business of the Company and the Company Subsidiaries.
          ---------------------------------------------------------------
Between the date of this Agreement and the Acquisition Merger Effective Time, the Company and Savings agree:

          (a) That the Company and the Company Subsidiaries shall conduct their business only in the ordinary course, and maintain their books and records in accordance with past practices and not to take any action that would (i) adversely affect the ability to obtain the Governmental Approvals or (ii) adversely affect the Company's ability to perform its obligations under this Agreement or the Option Agreement;

          (b)  That the Company shall not, without the prior written consent of
Commercial: (i) declare, set aside or pay any dividend or make any other distribution with respect to Company's capital stock, except for (i) the regular quarterly dividends on the Company's common stock in an amount not to exceed $0.03 per share per quarter, and (ii) the regular quarterly dividends on the Company Preferred Stock in an amount not to exceed $0.38 per share per quarter, in each case to be paid on the dates customarily fixed by the Company for the payment of dividends; (ii) reacquire any of Company's outstanding shares of capital stock; (iii) issue or sell or buy any shares of capital stock of the Company or any Company Subsidiary, except shares of Company common stock issued pursuant to the Company Option Plan; (iv) effect any stock split, stock dividend or other reclassification of Company's common stock; or (v) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Company or any Company Subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Company or of any Company Subsidiary;

          (c) That Company and the Company Subsidiaries shall not, without the prior written consent of Commercial: (i) sell or dispose of any significant assets of the Company or of any Company Subsidiary other than in the ordinary course of business consistent with past practices; (ii) merge or consolidate the Company or any Company Subsidiary with or otherwise acquire any other entity, or file any applications or make any contract with respect to branching by Savings (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property (other than with respect to security interests in properties securing loans and properties acquired in settlement of loans in the ordinary course) or improvements to real property; (iii) change the certificate of incorporation, charter documents or other governing instruments of the Company or any Company Subsidiary, except as provided in this Agreement; (iv) grant to any executive officer, director or employee of the Company or any Company Subsidiary (A) except as set forth in Section 4.2(c) of Schedule I, any increase in annual compensation, or (B) except as set forth in Section 4.2(c) of Schedule I, any bonus type payment; (v) adopt any new or amend or terminate any existing Employee Plans or Benefit Arrangements of any type; (vi) authorize severance pay or other benefits for any officer, director or employee of Company or any Company Subsidiary; (vii) incur any material indebtedness or obligation or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past practices; (viii) engage in any lending activities other than in the ordinary course of business consistent with past practices;
(ix) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Company Subsidiary or make additional investments in subsidiaries; (x) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised or purchase any Derivatives Contracts or Structured Notes; (xi) purchase any equity securities other than Federal Home Loan Bank stock; (xii) make any investment which would cause Savings to not be a qualified thrift lender under
Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code; (xiii) make any loan with a principal balance of $500,000 or more; (xiv) authorize capital expenditures other than in the ordinary course of business; (xv) adopt or implement any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles or adopt or implement any change in its methods of accounting for Federal income tax purposes; or (xvi) make any loan in which participation interests therein are to be sold to other persons or entities or acquire a participation interest in a loan originated by another person or entity. The limitations contained in this
Section 4.2(c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this

Section 4.2(c). Notwithstanding the foregoing, Savings may engage in any of the foregoing activities exclusively with the Bank.

     4.3  No Solicitation.  The Company will not authorize any officer,
          ---------------
director, employee, investment banker, financial consultant, attorney, accountant or other representative of Company or any Company Subsidiary, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties of the Company Board of Directors may otherwise require (as determined in consultation with legal counsel), the Company will not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of the Company or any Company Subsidiary, directly or indirectly,
(A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. The Company will promptly give written notice to Commercial upon becoming aware of any Takeover Proposal, such notice to contain, at a minimum, the identity of the persons submitting the Takeover Proposal, a copy of any written inquiry or other communication, the terms of any Takeover Proposal, any information requested or discussions sought to be initiated and the status of any requests, negotiations or expressions of interest. As used in this Agreement with respect to the Company, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving the Company or Savings or for the acquisition of a ten percent (10%) or greater equity interest in Company or Savings, or for the acquisition of a substantial portion of the assets of Company or Savings (other than loans or securities sold in the ordinary course).

     4.4  Shareholder Approvals.  The Company shall call the meeting of its
          ---------------------
shareholders to be held for the purpose of voting upon the Acquisition Merger and related matters, as referred to in Section 1.7 hereof, as soon as practicable, but in no event later than 45 days after the Registration Statement becomes effective under the 1933 Act. In connection with such meeting, the Company Board of Directors shall recommend approval of the Merger, except as the fiduciary duties of the Company's Board of Directors may otherwise require. The Company shall use its best efforts to solicit from its shareholders proxies in favor of approval and to take all other action necessary or helpful to secure a vote of the holders of the shares of Company common stock and Company Preferred Stock in favor of the Merger, except as the fiduciary duties of the Boards of Directors may otherwise require.

     4.5  Filing of Holding Company and Merger Applications.  Commercial shall
          -------------------------------------------------
use its best efforts promptly to prepare, submit and file a holding company application to the OTS pursuant to 12 C.F.R. (S)574.3 for acquisition of control of Company and Savings and a merger application to the OTS pursuant to the Bank Merger Act and 12 C.F.R. 563.22(a) for the Bank Merger and any other applications required to be filed in connection with the transactions contemplated hereby.

     4.6  Consents.  Company and Savings will use their best efforts to obtain
          --------
the consent or approval of each person whose consent or approval shall be required in order to permit Company or Savings, as the case may be, to consummate the Acquisition Merger and the Bank Merger.

     4.7  Resale Letter Agreements.  After execution of this Agreement, (i)
          ------------------------
Company shall use its best efforts to cause to be delivered to Commercial from each person who may be deemed to be an "affiliate" of Company within the meaning of Rule 145 under the 1933 Act, a written letter agreement regarding restrictions on resale of the shares of Commercial common stock received by such persons in the Merger to ensure compliance with applicable resale restrictions imposed under the federal securities laws and (ii) neither Commercial nor the Company (including the Company Subsidiaries) shall take any action which would materially impede or delay consummation of the Merger, or prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code; provided that nothing hereunder shall limit the ability of Commercial to exercise its rights under the Option Agreement.

     4.8  Publicity.  Between the date of this Agreement and the Acquisition
          ---------
Merger Effective Time, neither Commercial, Company or any of their subsidiaries shall, without the prior approval of the other, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the transactions contemplated hereto, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to Merger or the transactions contemplated hereby, except as required by law.

     4.9  Cooperation Generally.  Between the date of this Agreement and the
          ---------------------
Acquisition Merger Effective Time, Commercial, Company and their subsidiaries shall use their best efforts, and take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date.

     4.10 Additional Financial Statements and Reports.  As soon as reasonably
          -------------------------------------------
practicable after they become publicly available, the Company shall furnish to Commercial and Commercial shall furnish to the Company, respectively, its balance sheet and related statements of operations, cash flows and stockholders' equity for all periods prior to the Closing. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of the Company or Commercial, as the case may be (subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes which, if presented, would not differ materially from those included in its most recent audited consolidated balance sheet), and all of such financial statements will be prepared in conformity with the requirements of Form 10-Q or Form 10-K, as the case may be, under the 1934 Act.

     4.11 Stock Listing.  Commercial agrees to use all reasonable efforts to
          -------------
cause to be listed on the New York Stock Exchange, subject to official notice of issuance, the shares of Commercial common stock to be issued in the Merger.

     4.12 Allowance for Loan and Real Estate Owned Losses.  At the request of
          -----------------------------------------------
Commercial and in an amount specified by Commercial, prior to the Acquisition Merger Effective Time, the Company and Savings shall establish such additional provisions for loan and real estate owned losses as may be necessary in the sole determination of Commercial to conform the Company's and Savings' loan and real estate owned allowance practices and methods to those of Commercial and the Bank (as such practices and methods are to be applied to Company and Savings from and after the Acquisition Merger Effective Time); provided, however, that Company and Savings shall not be required to take such action until: (i) Company and Savings provide to Commercial a written statement dated the date of Closing certified by the Chairman of the Board, the President and the Chief Financial Officer of the Company and Savings, that the conditions in Sections 5.1 and 5.2 to be satisfied by the Company or Savings or both of them have been satisfied by either or both of them or, alternatively, setting forth in detail the circumstances that have prevented such conditions from being satisfied (the "Reliance Certificate"), and Commercial and Bank provide to Company and Savings a Reliance Certificate relating to the satisfaction of the conditions in Sections 5.1 and 5.3; and (ii) Commercial and the Bank, after reviewing the Reliance Certificate, provide the Company and Savings a written waiver of any right either entity may have to terminate the Agreement which waiver shall contain an express condition precedent that Company and Savings have established such additional provisions for loan and real estate losses as requested by Commercial pursuant to this Section 4.12. No additional provision for loan and real estate owned losses taken by Savings pursuant to this Section 4.12 shall be deemed in and of itself to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement.

     4.13 D&O Indemnification and Insurance.   For a period of three (3) years
          ---------------------------------
following the Acquisition Merger Effective Time, Commercial agrees that the Merger shall not affect or diminish any of the Company's duties and obligations of indemnification existing as of the Acquisition Merger Effective Time in favor of employees, agents, directors or officers of the Company or the Company Subsidiaries arising by virtue of its Articles of Incorporation or Bylaws in the form in effect at the date of this Agreement, or the resolutions dated August 23, 1992 contained in Section 4.13 of Schedule I, or arising by operation of law. Commercial shall cause the persons serving as officers and directors of the Company immediately prior to the Acquisition Merger Effective Time to be covered for a period of 18 months from the Acquisition Merger Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Commercial may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Acquisition Merger Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Commercial be required to expend more than 150% of the amount currently expended by the Company on an annual basis to maintain or procure insurance coverage for such 18 month period pursuant hereto.

     4.14 Tax Treatment.  Commercial and Company shall use their best efforts
          -------------
to cause the Merger to qualify as a reorganization under Section 368(a)(1) of the Code.

     4.15 Update Disclosure.  From and after the date hereof until the
          -----------------
Acquisition Merger Effective Time, Company shall promptly, but not less frequently than monthly, update Schedule I hereto by notice to Commercial to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein and which, in the case of all such updates other than the last such update prior to the Acquisition Merger Effective Time, reflect a material change from the information provided in Schedule I as of the date hereof; provided, however, that no such update shall affect the conditions to the obligation of Company and Savings to consummate the transactions contemplated hereby, and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.

                                   ARTICLE V
              CONDITIONS OF THE MERGER; TERMINATION OF AGREEMENT

     5.1  General Conditions.  The obligations of Commercial, the Bank, the
          ------------------
Company and Savings to effect the Acquisition Merger and the Bank Merger shall be subject to the following conditions:

          (a)  Stockholder Approval.  The holders of the outstanding shares of
               --------------------
Company common stock and Company Preferred Stock shall have approved this Agreement and the Acquisition Merger as specified in Section 1.7 hereof or as otherwise required by applicable law.

          (b)  No Proceedings.  No order shall have been entered and remain in
               --------------
force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings") by any governmental or judicial or other authority.

          (c)  Government Approvals.  To the extent required by applicable law
               --------------------
or regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the OTS, the FDIC, the Federal Trade Commission, DOJ, the SEC, and any state securities or Blue Sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

          (d)  Registration Statement.  The Registration Statement shall have
               ----------------------
been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of Commercial's common stock in the Merger pursuant to this Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

          (e)  Federal Tax Opinion.  Receipt of either an opinion of Deloitte &
               -------------------
Touche LLP, or other tax advisor reasonably acceptable to Commercial and the Company, or a private letter ruling from the IRS, in form and content reasonably satisfactory to Commercial and the Company, and upon which Company shareholders may rely to the effect that for federal income tax purposes:

     . The Acquisition Merger should qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Company and Commercial should each be a "party to a reorganization" within the meaning of Code Section 368(b).

     . Company should recognize no gain or loss on the transfer of its assets to Commercial in exchange for the Commercial common stock, cash and the assumption of its liabilities by Commercial, by reason of the application of Code Sections 361(a), 361(b) and 357(a).

     . No gain or loss should be recognized by Company upon the distribution of the Commercial common stock to the

          Company shareholders, by reason of the application of Code Section 361(c)(1).

     . No gain or loss should be recognized by Commercial on the receipt of Company's assets in exchange for Commercial common stock, and the assumption by Commercial of Company's liabilities, by reason of the application of Code Section 1032(a).

     . The basis of the assets of Company in the hands of Commercial should be the same as the basis of such assets in the hands of Company immediately prior to the Merger, by reason of the application of Code
          Section 362(b).

     . The holding period of the property acquired by Commercial from Company should include the holding period of such property in the hands of Company immediately prior to the Merger, by reason of the application of Section 1223(2) of the Code.

     . The gain, if any, to be realized by a Company shareholder who receives Commercial stock and cash in exchange for Company stock will be recognized, but not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend (determined with application of Code Section 318(a)), then the amount of gain recognized that is not in excess of each shareholder's ratable share of undistributed earnings and profits will be treated as a dividend. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis. No loss will be recognized on the exchange.

     . The basis of the Commercial common stock (including fractional share interests a Company shareholder would otherwise be entitled to receive) received by a Company shareholder who exchanges Company common stock for Commercial common stock and cash will be the same as the basis of the Company common stock surrendered in the Merger, decreased by the amount of cash received, and increased by the amount of cash received that is treated as a dividend (if any), and by the amount of gain recognized on the exchange (not including any portion of that gain that was treated as a dividend).

     . The holding period of the Commercial common stock (including fractional share interests that they would otherwise be entitled to receive) to be received by Company shareholders should, in each instance, include the holding period of the Company shares surrendered in the exchange, provided Company stock was held as a capital asset on the date of the Merger, by reason of the application of Code Section 1223(1).

     . Commercial as the Surviving Corporation should succeed to and take into account as of the close of the day of the distribution or transfer the items of Company described in Code Section 381(c), subject to the conditions and limitations specified in Code Sections 381(b) and 381(c), by reason of the application of Code Section 381(a)(2).

     . As provided in Code Section 381(c)(2) and Regulation Section 1.381(c)(2)-1 of the IRS, Commercial as the Surviving Corporation should succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Company as of the date or dates of transfer. Any deficit in earnings and profits of either Commercial or Company will be used only to offset earnings and profits accumulated after the date or dates of transfer.

     . Cash received by a shareholder of Company otherwise entitled to receive a fractional share of Commercial common stock in exchange for his Company stock should be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by Commercial. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Code Section 302(a). This receipt of cash should result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss should be capital gain or loss to the former Company shareholder, provided the Company stock was a capital asset in such former shareholder's hands and as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 (Rev. Rul. 66-365 and Rev. Rul. 77-41).


     5.2  Conditions to Obligations of Commercial and Bank.  The obligations of
          ------------------------------------------------
Commercial and Bank to effect the Merger and the transactions contemplated herein shall be subject to the following additional conditions:

          (a)  Opinion of Counsel for Company.  Commercial shall have received
               ------------------------------
from Baird, Holm, McEachen, Pedersen, Hamann & Straushiem, counsel to Company, an opinion dated as of the Closing covering the matters to be set forth in
Exhibit 5.2(a).

          (b)  Required Consents.  In addition to Governmental Approvals,
               -----------------
Company and Savings shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Company and the Company Subsidiaries, taken as a whole; in this connection, the Company and Savings shall obtain consents from all lessors to their respective real estate leases that may be required for consummation of the Merger.

          (c)  Company Accountants' Letter.   Commercial shall have received
               ---------------------------
from Coopers & Lybrand LLP, letters dated the date of mailing the Prospectus/Proxy Statement and the date of the Closing to the effect that: (i) with respect to the Company they are independent accountants within the meaning of the 1933 Act and 1934 Act and the applicable rules and regulations thereunder, (ii) it is their opinion that the audited financial statements of the Company included in the Prospectus/Proxy Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the applicable published accounting rules and regulations thereunder, (iii) on the basis of such procedures as are set forth therein but without performing an examination in accordance with generally accepted auditing standards nothing has come to their attention which would cause them to believe that (A) any unaudited interim financial statements appearing in the Prospectus/Proxy Statement do not comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the published rules and regulations thereunder; (B) said financial statements are not stated on a basis substantially consistent with that of the audited financial statements; (C) (1) at the date of the latest available consolidated financial statements of the Company and at a specific date not more than five business days prior to the date of each such letter there has been, except as specified in such letter, any increase in the outstanding capital stock, or indebtedness for borrowed money of the Company (other than deposits and Federal Home Loan Bank advances with a maturity of one year or less) or any decrease in the stockholders' equity thereof as compared with amounts shown in the latest statement of financial condition included in the Prospectus/Proxy Statement, or
(2) for the period from the date of the latest audited financial statements of the Company included in the Prospectus/Proxy Statement to a specific date not more than five business days prior to the date of each such letter, there were, except as specified in such letter, any decreases, as compared with the corresponding period in the preceding year, in consolidated net income for Company or any increase, as compared with the corresponding period in the preceding year, in the provision for loan losses for Company, (iv) they have performed certain specific procedures as a result of which they determined that certain information of an accounting, financial or statistical nature included in the Prospectus/Proxy Statement and requested by Commercial and agreed upon by such accountants, which is expressed in dollars (or percentages obtained from such dollar amounts) and obtained from accounting records which are subject to the internal controls of the Company's accounting system or which has been derived directly from such accounting records by analysis or computation is in agreement with such records or computations made therefrom (excluding any questions of legal interpretation), and (v) on the basis of such procedures as are set forth in such letter, nothing came to their attention with respect to the Company which would cause them to believe that the pro forma financial statements had not been properly compiled on the pro forma basis described therein.

          (d)  No Material Adverse Change.  Between the date of this Agreement
               --------------------------
and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Company and the Company Subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impair both the Company and Commercial in a substantially similar manner, and other than any such change attributable to or resulting from changes in economic conditions applicable to banking institutions generally or in general levels of interest rates affecting both the Company and Commercial to a similar extent and in a similar manner.

          (e)  Representations and Warranties to be True; Fulfillment of
               ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of the Company and
------------------------
Savings shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Company and Savings shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Company shall have delivered to Commercial a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (f)  No Litigation.  Neither the Company nor any Company Subsidiary
               -------------
shall be a party to any pending litigation, reasonably probable of being determined adversely to the Company or any Company Subsidiary, which would have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole.

          (g)  Regulatory Approval.  All Governmental Approvals required
               -------------------
hereunder to consummate the transactions contemplated hereby shall have been obtained without the imposition of any conditions which Commercial and the Bank reasonably and in good faith determine to be unduly burdensome upon the conduct of the business of Commercial or the Bank.

          (h)  Acceptance of Legal Matters.  The form and substance of all legal
               ---------------------------
matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to Housley Goldberg Kantarian & Bronstein, P.C., special counsel to Commercial and the Bank.

          (i)  Affiliates Letters.  Commercial shall have received the letter
               ------------------
agreements from all affiliates of the Company as contemplated in Section 4.7(i) herein.

          (j)  Fairness Opinion.  Prior to mailing the Prospectus/Proxy
               ----------------
Statement, Commercial shall have received an updated written opinion from Merrill Lynch & Co. to the effect that the Merger Consideration is fair to Commercial from a financial point of view.

          (k)  Environmental Reports.  Commercial, at its expense, shall have
               ---------------------
received a Phase I Environmental Risk Report (as contemplated in OTS Thrift Bulletin #16) on (i) all commercial real estate owned of, (ii) all offices and premises used as facilities by, and (iii) all properties which serve as security for any commercial real estate loan having an original principal balance of $1,000,000 or more of, the Company and Savings, such Reports or other reports derived therefrom or supplemental thereto to be satisfactory to Commercial. Commercial's right to terminate this Agreement due to failure of the condition set forth in this Section 5.2(k) shall only be applicable if the costs to cleanup, remove, remediate, or take any other action to bring any such property or properties into material compliance with environmental laws exceed $100,000 in the aggregate and shall expire unless exercised by Commercial on or prior to November 13, 1995.

          (l)  Rights Amendment.  Neither a "Distribution Date" nor a "Share
               ----------------
Acquisition Date" nor a "Triggering Event" (as such terms are defined in the Rights Agreement) shall have occurred, and the Rights shall not have become redeemable or exercisable for capital stock of Commercial upon consummation of the Acquisition Merger or the Bank Merger and the Company shall have, if requested by Commercial, redeemed the Rights under the Rights Agreement for the applicable redemption price immediately prior to the Acquisition Merger Effective Time.

     5.3  Conditions to Obligations of Company and Savings.  The obligations of
          ------------------------------------------------
Company and Savings to effect the Acquisition Merger and the transactions contemplated herein shall be subject to the following additional conditions:

          (a)  Opinion of Counsel for Commercial.  Company shall have received
               ---------------------------------
from Housley Goldberg Kantarian & Bronstein, P.C., special counsel to Commercial, and Fitzgerald, Schorr, Barmettler & Brennan, an opinion dated as of the Closing covering the matters to be set forth in Exhibit 5.3(a).

          (b)  Representations and Warranties to be True; Fulfillment of
               ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of Commercial and
------------------------
the Bank shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Commercial and the Bank shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Commercial shall have delivered to Company a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (c)  Acceptance of Legal Matters.  The form and substance of all legal
               ---------------------------
matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to Baird, Holm, McEachen, Pedersen, Hamann & Straushiem, counsel to the Company.

          (d)  Fairness Opinion.  Prior to mailing the Prospectus/Proxy
               ----------------
Statement, the Company shall have received an updated written opinion from Dain Bosworth Incorporated to the effect that the consideration to be received by the Company shareholders in the Acquisition Merger is fair from a financial point of view to the stockholders of the Company.

          (e)  Commercial Common Stock.  A certificate for the required number
               -----------------------
of whole shares of Commercial common stock, as determined pursuant to Section
1.3 hereof, and cash for the Common Stock Cash Consideration and the Preferred Stock Cash Consideration and for fractional share interests, as so determined, shall have been delivered to the Exchange Agent.

          (f)  Required Consents.  In addition to Governmental Approvals,
               -----------------
Commercial and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Commercial and the Commercial Subsidiaries, taken as a whole.

     5.4  Termination of Agreement and Abandonment of Merger.  This Agreement
          --------------------------------------------------
and the Acquisition Plan of Merger may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval thereof by shareholders of Company, as provided below:

          (a)  Mutual Consent.  By mutual consent of the parties, evidenced by
               --------------
their written agreement.

          (b)  Closing Delay.  At the election of either party, evidenced by
               -------------
written notice, if the Closing shall not have occurred on or before June 30, 1996, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to
                                     --------  -------
terminate under this Section 5.4(b) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (c)  Conditions to Commercial Performance Not Met.  By Commercial upon
               --------------------------------------------
delivery of written notice of termination to Company if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Commercial and the Bank to effect the Merger set forth in Sections 5.1 and 5.2 and noncompliance is not waived by Commercial, provided, however, that (i) Commercial's right to terminate this Agreement due
--------  -------
to failure of the condition set forth in Section 5.2(k) shall expire unless exercised by Commercial on or prior to November 13, 1995; and (ii) the right to terminate under this Section 5.4(c) shall not be available to Commercial where Commercial's or Bank's failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (d)  Conditions to Company Performance Not Met.  By the Company upon
               -----------------------------------------
delivery of written notice of termination to Commercial if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Company and Savings to effect the Merger set forth in Sections 5.1 and 5.3 and noncompliance is not waived by Company, provided, however, that the right to terminate under this Section 5.4(d) shall
--------  -------
not be available to the Company where the Company's or Savings' failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (e)  Average NYSE Closing Price.  (i) By the Company at any time
               --------------------------
during the two business day period commencing on the business day immediately after the end of the Determination Period, if the Average NYSE Closing Price shall be less than $26.00 (adjusted as indicated in Section 1.3(a)(vi)), subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 5.4(e), it shall give written notice to Commercial no later than the end of the aforementioned two day period. During the two business day period commencing with the business day after its receipt of such notice, Commercial shall have the option to increase the consideration to be received by the holders of Company common stock and Company Preferred Stock hereunder, by adjusting the Exchange Ratio to equal the number (calculated to four decimal places) obtained by dividing (A) $7.07 by (B) the Average NYSE Closing Price. If Commercial so elects within such two day period, it shall give written notice to the Company no later than the end of the aforementioned two day period of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 5.4(e) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

     (ii) By the Company if the Average NYSE Closing Price is less than $18.00, in which event Commercial shall not have the option to increase the consideration as provided in subparagraph (i) of this Section 5.4(e).

     For purposes of this Section 5.4, "Average NYSE Closing Price" shall have the meaning specified in Section 1.3(b) and "Determination Period" shall have the meaning specified in Section 1.3(b).

                                  ARTICLE VI
                TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

     6.1  Termination; Lack of Survival of Representations and Warranties.  In
          ---------------------------------------------------------------
the event of the termination and abandonment of this Agreement pursuant to
Section 5.4 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 2.7 and 3.7 (Brokers and Finders), 4.8 (Publicity), 6.2 (Expenses) and 8.2 (Confidentiality) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 5.4(c) or 5.4(d) of this Agreement shall not relieve the breaching party from liability for an uncured intentional and willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     The representations, warranties and agreements of the parties set forth in this Agreement shall not survive the Acquisition Merger Effective Time, and shall be terminated and extinguished at the Acquisition Merger Effective Time, and from and after the Acquisition Merger Effective Time none of the parties hereto shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreement; provided, however,
                                                           --------  -------
that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Acquisition Merger Effective Time, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.

     6.2  Payment of Expenses.  Each of the parties hereto shall bear and pay
          -------------------
all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

     Notwithstanding the above, Company and Savings shall reimburse Commercial for all reasonable out-of-pocket expenses, not to exceed $500,000, actually incurred by Commercial or any Commercial Subsidiary in connection with entering into this Agreement and the Option Agreement and carrying out any or all of the acts contemplated hereby if this Agreement is terminated under circumstances in which the Board of Directors of the Company does not publicly recommend in the Prospectus/Proxy Statement that the Company's stockholders approve and adopt this Agreement, or if after recommending in the Prospectus/Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Commercial

                                  ARTICLE VII
                        CERTAIN POST-MERGER AGREEMENTS

     7.1  Reports to the SEC.  Commercial shall continue to file all reports
          ------------------
and data with the SEC necessary to permit the shareholders of Company who may be deemed "underwriters" (within the meaning of Rule 145 under the 1933 Act) of Company common stock to sell the Company common stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under such Act if they would otherwise be so entitled.

     7.2  Employees.   Employees of the Company or Savings who become employees
          ---------
of Commercial or the Bank after the Acquisition Merger Effective Time shall be eligible to participate in all benefit plans sponsored by Commercial or the Bank to the same extent as other similarly situated Commercial or Bank employees. Commercial shall honor all accrued vacation leave for the employees of Company and the Company Subsidiaries following the Acquisition Merger Effective Time, with full credit for prior service with Company or Savings for purposes of vesting and eligibility for participation and co-payments and deductibles. Commercial agrees that for a period of 90 days following the Acquisition Merger Effective Time, any employee of the Company or Savings who is not, and has not been, a party to an employment or severance agreement with Company or Savings and whose employment terminates after the Acquisition Merger Effective Time shall be entitled to receive payment for accrued vacation time, provided such accrued vacation time does not exceed five weeks and a severance payment in accordance with Exhibit 7.2 attached hereto.

                                 ARTICLE VIII
                                    GENERAL

     8.1  Amendments.  Subject to applicable law, this Agreement may be
          ----------

amended, whether before or after any relevant approval of shareholders, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that, after the adoption of the Agreement by the shareholders of the
-------------
Company, no such amendment without further shareholder approval may change the amount or form of the consideration to be received by the Company shareholders in the Merger.

     8.2  Confidentiality.  All information disclosed hereafter by any party to
          ---------------
this Agreement to any other party to this Agreement, including, without limitation, any information obtained pursuant to Sections 4.1 or 4.11 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated except to the extent that (i) it was known by such other party when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) it is necessary or appropriate to disclose to the OTS, the FDIC or any other regulatory authority having jurisdiction over the parties or their subsidiaries or as may otherwise be required by law, or (iv) to the extent such duty as to confidentiality is waived by the other party. In the event of the termination of this Agreement, each party shall use all reasonable efforts to return upon request to the other parties all documents (and reproductions thereof) received from such other parties (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 8.2.

     8.3  Governing Law.  This Agreement and the legal relations between the
          -------------
parties shall be governed by and construed in accordance with the laws of the State of Nebraska without taking into account a provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

     8.4  Notices.  Any notices or other communications required or permitted
          -------
hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, if to Commercial or Company, to


                    Commercial Federal Corporation
                    2120 South 72nd Street
                    Omaha, Nebraska  68124
                    Attention: William A. Fitzgerald, Chairman of
                              the Board and Chief Executive
                              Officer
          with a copy to:

                    Housley Goldberg Kantarian & Bronstein, P.C.
                    Suite 700
                    1220 19th Street, N.W.
                    Washington, DC  20036
                    Attention:  Gary R. Bronstein, Esq.

                         and

                    Conservative Savings Corporation
                    11207 West Dodge Road
                    Omaha, Nebraska  68154
                    Attention: Robert P. DeLay, President and Chief
                          Executive Officer
          with a copy to:

                    Baird, Holm, McEachen, Pedersen, Hamann & Strashiem 1500 Woodmen Tower
                    Omaha, Nebraska  68102
                    Attention:  John S. Zeilinger, Esquire


or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee). Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received.

     8.5  No Assignment.  This Agreement may not be assigned by any of the
          -------------
parties hereto, by operation of law or otherwise, except as contemplated hereby.

     8.6  Headings.  The description heading of the several Articles and
          --------
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     8.7  Counterparts.  This Agreement may be extended in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     8.8  Construction and Interpretation.  Except as the context otherwise
          -------------------------------
requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

     8.9  Entire Agreement.  This Agreement, together with the schedules,
          ----------------
lists, exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 8.1, constitutes the entire agreement of the parties, and supersedes any prior written or oral agreement or understanding among any of the parties hereto pertaining to the Merger, except for the Confidentiality and Non-Disclosure Agreement between the Company and Commercial dated October 7, 1994, as supplemented July 13, 1995, which shall remain in full force and effect. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder except as expressly set forth herein.

     8.10 Severability.  Whenever possible, each provision of this Agreement
          ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     8.11 No Third Party Beneficiaries.  Nothing in this Agreement shall
          ----------------------------
entitle any person (other than the Company, Savings, Commercial or the Bank and their respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind, except as otherwise expressly provided herein.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, all as of the date set forth above.

COMMERCIAL FEDERAL CORPORATION                  CONSERVATIVE SAVINGS CORPORATION


By:  ______________________________             By:  ____________________
Name:                                           Name:  Robert P. DeLay

Title:                                          Title: President and Chief
                                                       Chief Executive Officer



COMMERCIAL FEDERAL BANK, A                      CONSERVATIVE SAVINGS BANK, FSB
  FEDERAL SAVINGS BANK


By:  ______________________________             By:  _____________________
Name:                                           Name:  Robert P. DeLay

Title:                                          Title: President and Chief
                                                       Chief Executive Officer

                                                                  Exhibit 1.1(a)


                           ACQUISITION PLAN OF MERGER
                              (ACQUISITION MERGER)


================================================================================

     THIS ACQUISITION PLAN OF MERGER (the "Acquisition Plan of Merger") is entered into as of August 15, 1995 by and between Commercial Federal Corporation, a Nebraska corporation ("Commercial"), and Conservative Savings Corporation, a Nebraska corporation (the "Company"), pursuant to a Reorganization and Merger Agreement dated as of August 15, 1995 by and among Commercial, Commercial Federal Bank, a Federal Savings Bank, a federally chartered savings bank and a wholly owned subsidiary of Commercial (the "Bank"), the Company and Conservative Savings Bank, FSB, a federally chartered savings bank and a wholly owned subsidiary of the Company ("Savings") (the "Merger Agreement"). Commercial and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

     In consideration of the representations, warranties and agreements contained in the Merger Agreement, the Constituent Corporations agree as follows:


                                  ARTICLE 1.
                              ACQUISITION MERGER

     In accordance with the provisions of this Agreement and the Nebraska Business Corporation Act (the "NBCA") at the Effective Time (as hereinafter defined), the Company shall be merged with and into Commercial (the "Acquisition Merger"), and Commercial shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Nebraska. At the Effective Time the separate existence of the Company shall cease. All transactions after the Effective Time shall be deemed transactions of and for the account of Commercial as the Surviving Corporation.


                                  ARTICLE 2.
                         EFFECTIVE TIME AND MANNER AND
                           BASIS OF CONVERTING STOCK

     2.1  Effective Time.  The Acquisition Merger shall be effective at the date
          --------------
and time at which the Nebraska articles of merger are filed with the Secretary of State of Nebraska (such time being the "Effective Time"), which shall be immediately following the closing and on the same day as the closing if practicable. The Acquisition Merger shall precede the effective time of the merger of Savings with and into the Bank pursuant to the terms and conditions set forth in the plan of merger between the Bank and Savings.

     2.2  Conversion of Shares.
          --------------------

     (a)(i) At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Commercial or Company or the holders of shares of Commercial or Company common stock or Company's $1.52 Series A Cumulative Convertible Preferred Stock (the "Company Preferred Stock"), each outstanding share of Company common stock issued and outstanding at the Effective Time shall be converted into and exchanged for (a) $6.34 in cash (the "Common Stock Cash Consideration") and (b) shares of Commercial common stock (the "Common Stock Stock Consideration") (the Common Stock Stock Consideration and the Common Stock Cash Consideration are also individually or, together with the Preferred Stock Stock Consideration and the Preferred Stock Cash Consideration, as defined below, collectively referred to herein, as the context requires, as the "Merger Consideration"), according to the following Exchange Ratios (which shall be subject to adjustment as provided in clause (a)(vi) of this Section):

              (A) If the Average NYSE Closing Price, as defined below, is less than $28.00, but equal to or greater than $26.00, the Exchange Ratio shall be that number of shares of Commercial common stock equal to the quotient (carried to four decimal places) that results by dividing $7.07 by the Average NYSE Closing Price;

              (B) If the Average NYSE Closing Price is equal to or greater than $28.00 but equal to or less than $36.00, the Exchange Ratio shall be fixed at
 .2525 shares of Commercial common stock;

              (C) If the Average NYSE Closing Price is greater than $36.00, the Exchange Ratio shall be that number of shares of Commercial common stock equal to the quotient (carried to four decimal places) that results by dividing $9.09 by the Average NYSE Closing Price; and

              (D) In the event the Average NYSE Closing Price is less than $26.00, the Exchange Ratio shall be fixed at .2719 shares of Company common stock; provided, however, that in the event the Exchange Ratio is adjusted
       --------  -------
pursuant to the proviso contained in Section 5.4(e) of the Merger Agreement the Exchange Ratio shall be the Exchange Ratio as so adjusted.

          (ii) At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Commercial, Bank or Company or the holders of shares of Commercial or Company common stock or Company Preferred Stock, each outstanding share of Company Preferred Stock issued and outstanding at the Effective Time shall be converted into and exchanged for (a) an amount of cash equal to $14.33 (the "Preferred Stock Cash Consideration") and (b) a number of shares of Commercial common stock (the "Preferred Stock Stock Consideration") equal to the product of 2.26 and the Exchange Ratio.

          (iii) Any shares of Company common stock or Company Preferred Stock which are owned or held by Company or any of its subsidiaries (except shares held in any 401(k) plan of the Company or any of its subsidiaries, shares subject to Restricted Stock Agreements with the Company or held in a fiduciary capacity) or by Commercial or any of Commercial's subsidiaries (other than in a fiduciary capacity) at the Effective Time shall cease to exist, and the certificates for such shares shall as promptly as practicable be cancelled and no shares of capital stock of Commercial shall be issued or exchanged therefor.

          (iv) Each share of common stock of Commercial issued and outstanding immediately prior to the Effective Time shall remain an outstanding share of common stock of Commercial.

          (v) At the Effective Time, the holders of certificates representing shares of Company common stock and Company Preferred Stock shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration as provided herein.

          (vi) If the holders of Commercial common stock shall have received or shall have become entitled to receive, without payment therefor, during the period commencing on the date hereof and ending with the Effective Time, additional shares of common stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares or similar corporate rearrangement ("Stock Adjustment"), then the amount of Commercial common stock to be exchanged at the Effective Time for Company common stock or Company Preferred Stock shall be proportionately adjusted to take into account such Stock Adjustment. In addition, the Average NYSE Closing Price, as defined below, shall be proportionately adjusted to compensate for any such Stock Adjustment.

     (b) The term "NYSE Closing Price" shall mean the closing price per share (carried to four decimal places) of the Commercial common stock on the New York Stock Exchange. The term "Average NYSE Closing Price" shall mean the arithmetic mean of the NYSE Closing Prices of the Commercial common stock for the twenty-fifth through the sixth trading day, inclusive, immediately preceding the business day prior to the later of (A) the date on which all requisite federal and state regulatory approvals required to consummate the transactions contemplated by the Merger Agreement are obtained (and Commercial shall notify the Company of the date when all such approvals are obtained), including for this purpose the period of any requisite waiting periods in respect thereof, or (B) the date of the Company's meeting of shareholders to be held pursuant to Section 1.7 of the Merger Agreement (the "Determination Period").

     (c) Each share of Commercial common stock to be issued to the Company's shareholders pursuant to this Section 2.2 shall include the corresponding number of rights associated with the Commercial common stock pursuant to the Rights Agreement dated as of December 19, 1988 by and between Commercial and Manufacturers Hanover Trust Company, as Rights Agent ("Commercial Rights Agreement").

     2.3  Exchange of Company Common Stock.
          --------------------------------

     (a) Commercial has reserved for issuance a sufficient number of shares of its common stock for the purpose of issuing its shares to the Company's shareholders in accordance with this Article 2.

     (b) After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Company common stock or Company Preferred Stock (other than as provided in Section 2.2(a)(iii)), upon surrender of such certificates to an exchange agent appointed by Commercial (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of Commercial common stock into which shares of Company common stock or Company Preferred Stock theretofore represented by the certificates so surrendered shall have been converted, as provided in Section 2.2 hereof, cash payable for the Common Stock Cash Consideration and Preferred Stock Cash Consideration, and cash payments in lieu of fractional shares as provided in
Section 2.4 hereof. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Company shareholder of record at the Effective Time whose Company stock shall have been converted into Commercial common stock advising such shareholder of the effectiveness of the Acquisition Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Company common stock or Company Preferred Stock in exchange for new certificates for Commercial common stock and for cash payable for the Common Stock Cash Consideration and the Preferred Stock Cash Consideration and in lieu of any fractional interest. Upon surrender, each certificate evidencing Company common stock and Company Preferred Stock shall be cancelled.

     (c) Until surrendered as provided in this Section 2.3 hereof, each outstanding certificate which, prior to the Effective Time, represented Company common stock or Company Preferred Stock (other than shares cancelled at the Effective Time pursuant to Section 2.2(a)(iii) hereof) will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Commercial common stock into which the shares of Company common stock or Company Preferred Stock formerly represented thereby were converted and the right to receive cash payable for the Common Stock Cash Consideration and the Preferred Stock Cash Consideration and in lieu of any fractional interest. However, until such outstanding certificates formerly representing Company common stock or Company Preferred Stock are so surrendered, no dividend or distribution payable to holders of record of Commercial common stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such whole shares of Commercial common stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or subsequent to the Effective Time and the amount of any cash, without interest, payable to such holder for the Common Stock Cash Consideration and the Preferred Stock Cash Consideration and in lieu of fractional shares pursuant to Section 2.4 hereof. After the Effective Time, there shall be no further registration of transfers on the records of the Company of outstanding certificates formerly representing shares of Company common stock or Company Preferred Stock and, if a certificate formerly representing such shares is presented to Commercial, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of Commercial common stock as herein provided.

     (d) All shares of Commercial common stock and cash for the Common Stock Cash Consideration and the Preferred Stock Cash Consideration and in lieu of any fractional share issued and paid upon the surrender for exchange of Company common stock or Company Preferred Stock in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company common stock or Company Preferred Stock.

     (e) If any new certificate for Commercial common stock is to be issued in the name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate for shares of Commercial common stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (f) In the event any certificate for Company common stock or Company Preferred Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Commercial common stock and cash for the Common Stock Cash Consideration and the Preferred Stock Cash Consideration and in lieu of fractional shares, if any, as may be required pursuant hereto; provided, however, that Commercial may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Commercial, the Company, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     2.4   No Fractional Shares.  Notwithstanding any term or provision hereof,
           --------------------
no fractional shares of Commercial common stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Company common stock or Company Preferred Stock; no dividend or distribution with respect to Commercial common stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Commercial. In lieu of such fractional share interest, any holder of Company common stock or Company Preferred Stock who would otherwise be entitled to a fractional share of Commercial common stock will, upon surrender of his certificate or certificates representing Company common stock or Company Preferred Stock outstanding immediately prior to the Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average NYSE Closing Price. For the purposes of determining any such fractional share interests, all shares of Commercial common stock received by the holders of the Company common stock and the Company Preferred Stock shall be combined so as to calculate the maximum number of whole shares of Commercial common stock issuable to such Company shareholder in the Acquisition Merger.


                                  ARTICLE 3.
                   ORGANIZATION OF THE SURVIVING CORPORATION

     3.1   Articles of Incorporation and Bylaws of the Surviving Corporation of
           --------------------------------------------------------------------
the Merger.  The Articles of Incorporation and Bylaws of Commercial, as in
----------
effect on the Effective Time, shall be the Articles of Incorporation and Bylaws of Commercial, as the surviving corporation.

     3.2   Directors and Officers of the Surviving Corporation of the Merger.
           -----------------------------------------------------------------
The directors and officers of Commercial in office immediately prior to the Effective Time shall be the directors and officers, respectively, of Commercial, as the surviving corporation of the Acquisition Merger, until their respective successors shall be duly elected and qualified.

                                  ARTICLE 4.
                              GENERAL PROVISIONS

     (a) At the Effective Time, the separate existence of the Company shall cease.

     (b) The Surviving Corporation shall have all the rights, privileges, immunities, and powers and shall be subject to all duties and liabilities of a corporation organized under the Nebraska Business Corporation Act.

     (c) The Surviving Corporation shall after the Effective Time possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the merging corporations. All property, real, personal, and mixed, all debts due on whatever account, all other things and causes of action, and all and every other interest of or belonging to or due to each of Commercial and the Company shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed and shall thereafter be the property of the Surviving Corporation to the same extent as they were of each of Commercial or the Company. The title to any real estate, or any interest therein, vested in Commercial or the Company shall not revert or be in any way impaired by reason of the Acquisition Merger.

     (d) The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of Commercial and the Company; and any claim existing or action or proceeding pending by or against any of such corporations, may be prosecuted as if such merger or consolidation had not taken place or such Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of Commercial or the Company shall be impaired by the Acquisition Merger.

     (e) The net surplus of Commercial and the Company which was available for the payment of dividends immediately prior to the Acquisition Merger, to the extent that such surplus is not transferred to stated capital or capital surplus by the issuance of shares or otherwise, shall continue to be available for the payment of dividends by the Surviving Corporation.


                                  ARTICLE 5.
                                 COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.


     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, all as of the date set forth above.


COMMERCIAL FEDERAL CORPORATION         CONSERVATIVE SAVINGS CORPORATION


By:  ________________________          By:  ___________________________
Name:                                  Name:

Title:                                 Title:

                                                                  Exhibit 1.1(c)

                                PLAN OF MERGER

                                      OF

                        CONSERVATIVE SAVINGS BANK, FSB

                                     INTO

                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK



     PLAN OF MERGER, dated as of the 15th day of August, 1995 by and between Commercial Federal Bank, a Federal Savings Bank, a savings bank chartered under the laws of the United States of America (the "Bank" or the "Resulting Bank"), and Conservative Savings Bank, FSB, a savings bank chartered under the laws of the United States of America ("Conservative"), such institutions being sometimes hereinafter called the "Constituent Banks" or, individually, "Constituent Bank".


                                  WITNESSETH:

     WHEREAS, all of the outstanding capital stock of the Bank is owned directly or indirectly by Commercial Federal Corporation ("Commercial"); and

     WHEREAS, Commercial, the Bank, Conservative and Conservative Savings Corporation, parent corporation of Conservative (the "Company") have entered into a Reorganization and Merger Agreement ("Reorganization Agreement") of even date herewith pursuant to which, following the merger of the Company with and into Commercial, Conservative shall be merged with and into the Bank.

     WHEREAS, the Boards of Directors of the Bank and Conservative each believe that it is in the best interests of the institutions and their stockholders to merge the Bank and Conservative into a single federally chartered savings bank in order that (i) the merged institution may operate with an improved competitive position and operating efficiency and (ii) the parent company of the Bank, Commercial, will retain the advantage of a unitary savings and loan holding company status.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions hereinafter contained, and for the purpose of prescribing the terms and conditions of said merger and mode of carrying the same into effect, the Bank and Conservative have agreed and do hereby agree and covenant as follows:

     1.  Plan of Merger:  The merger provided for herein shall be effected as
         --------------
follows:

         (a) The execution and delivery of this Agreement by the Bank and Conservative shall have been duly approved by at least a two-thirds (2/3) vote of the Board of Directors of the Bank and Conservative, respectively.

         (b) The Office of Thrift Supervision or any successor thereto ("OTS") shall have approved the merger.

         (c) The merger shall be approved by the shareholder of the Bank and by the shareholder of Conservative.

         (d)  Thereupon Conservative shall be merged with and into the Bank.

     2.  Effect of Merger.  When this Plan of Merger shall become effective in
         ----------------
accordance with the laws and regulations of the United States of America:

         (a) The separate existence of Conservative shall cease and Conservative shall be merged into the Bank, which shall be the savings bank resulting from the merger and shall continue its existence under the name "Commercial Federal Bank, a Federal Savings Bank". The date on which such merger becomes effective is hereinafter called the "Effective Time".

         (b) The Charter and Bylaws of the Bank as in effect on the Effective Time shall be and remain the Charter and Bylaws of the Resulting Bank.

         (c) The Directors of the Resulting Bank from and after the Effective Time shall be nine (9) in number and shall be those persons whose name, residence address and terms of office are identified in Exhibit 1 hereto.

         (d) The officers of the Bank immediately prior to the Effective Time shall be the officers of the Resulting Bank and shall continue in office until their successors are duly elected or otherwise duly selected.

         (e) All savings accounts of Conservative shall be and become savings accounts in the Resulting Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Each savings account of Conservative shall, as of the Effective Time, be considered, for purpose of interest declared by the Resulting Bank thereafter, as if it had been a savings account of the Resulting Bank at the time said savings account was opened in Conservative and at all times thereafter until such account ceases to be a savings account of the Resulting Bank. Appropriate evidence of savings account ownership interest in the Resulting Bank shall be provided, as necessary, after consummation of the merger by the Resulting Bank to each savings account holder of Conservative.

         (f) All savings accounts of the Bank prior to consummation of the merger shall continue to be savings accounts in the Resulting Bank after consummation of the merger without any change whatsoever in any of the provisions of such savings accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

         (g) All of the assets, properties, obligations and liabilities of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by either the Bank or Conservative, or which would inure or be subject to either of them, shall immediately by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property and obligations of the Resulting Bank which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the Bank and Conservative immediately prior to the consummation of the merger. The Resulting Bank shall be deemed to be and shall be a continuation of the entity and identity both of the Bank and of Conservative and the rights and obligations of the Bank and of Conservative shall remain unimpaired; and the Resulting Bank, upon the consummation of the merger, shall succeed to all of such rights and obligations and the duties and liabilities connected therewith.

         (h) The main office of the Bank at 2120 South 72nd Street, Omaha, Nebraska, shall be the main office of the Resulting Bank and branch offices thereof will be located at the locations set forth in Exhibit 2 hereof.

         (i) The liquidation account of Conservative as in effect as of the Effective Time shall be assumed in full by the Resulting Bank.

     3.  Disposition of Shares:
         ---------------------

         (a) All of the shares of Conservative capital stock issued and outstanding on the Effective Time, and all rights in respect thereof, shall be cancelled.

         (b) The shares of capital stock of the Bank outstanding immediately prior to consummation of the merger shall constitute the only outstanding shares of capital stock of the Resulting Bank following consummation of the merger.

     4.  Effective Time of Merger.  The merger provided for herein shall become
         ------------------------
effective on the date of endorsement of the Articles of Combination by the Secretary of the OTS (the "Effective Time"). The merger shall not be effective unless and until approved by the OTS. The merger shall also not be effective until after the effective time of the merger of the Company with and into Commercial as set forth in the Agreement of Merger by and between the Company and Commercial.

     5.  Action by Shareholders:  The shareholders of the Bank and Conservative,
         ----------------------
respectively, shall take appropriate action to vote to approve this Plan of Merger.

     6.  Condition of Closing:  The obligations of the parties hereto to
         --------------------
consummate the transactions contemplated herein shall be subject to approval by the OTS.

     7.  Amendment:  This Agreement may be amended or modified at any time by a
         ---------
written instrument signed by the Bank and Conservative.

     8.  Paragraph Headings:  The paragraph headings in this Plan of Merger are
         ------------------
for convenience only; they form no part of this Plan of Merger and shall not affect its interpretation.

     9.  Governing Law:  This Plan of Merger shall be governed by the laws of
         -------------
the State of Nebraska, except to the extent federal law governs.

     10. Termination.  This Plan of Merger shall automatically terminate
         -----------
without any further action of the parties hereto upon termination of the Reorganization Agreement.

     11. Miscellaneous:  This Plan of Merger may be executed in counterparts,
         -------------
each of which shall be deemed an original and all of which constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed on their behalf by their duly authorized representatives as of the day and year first above written.

CONSERVATIVE SAVINGS BANK, FSB              COMMERCIAL FEDERAL BANK, A
                                             FEDERAL SAVINGS BANK


By:___________________________              By:__________________________
Name:                                       Name:
Title:                                      Title:


By:___________________________              By:__________________________
Name:                                       Name:
Title:  Secretary                           Title:  Secretary

                                                                    Exhibit 1.14
                            STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT dated as of August 16, 1995 between Commercial Federal Corporation, a Nebraska Corporation ("Commercial"), and Conservative Savings Corporation, a Nebraska Corporation ("Company").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Commercial and Company have approved a Reorganization and Merger Agreement (the "Merger Agreement"), dated as of August 16, 1995, between Commercial and its wholly owned subsidiary, Commercial Federal Bank, A Federal Savings Bank ("Bank"), and Company and its wholly owned subsidiary, Conservative Savings Bank, FSB ("Savings"), providing, among other things, for the acquisition of the Company by a wholly owned subsidiary of the Bank (the "Acquisition Merger"). The Merger Agreement is being executed by the parties simultaneously with this Agreement;

     WHEREAS, as a condition to Commercial's entry into the Merger Agreement and in consideration of such entry, the Company has agreed to grant to Commercial the option set forth herein;

     NOW THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

     1. Capitalized terms defined in the Merger Agreement and used herein shall have the same meaning as in the Merger Agreement.

     2.(a) The Company hereby grants to Commercial an option (the "Option"), to be exercised in whole or in part from time to time as provided herein, to purchase 367,354 shares of authorized and unissued or treasury shares of Company's common stock at a price of $10.375 per share payable in cash as provided in Section 3(f) hereof; provided, however, in the event the Company issues or agrees to issue any shares of common stock (other than as permitted under the Merger Agreement, including the exercise of outstanding stock options) at a price less than $10.375 per share (as adjusted pursuant to Section 6 herein) such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); and provided further, that such number of shares shall be reduced by the number of shares, if any, beneficially owned by Commercial as of the date of exercise. The number of shares of Company common stock subject to option hereunder shall also be subject to adjustment as provided in Section 6 herein.

     (b) In the event that any additional shares of Company common stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Company common stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of common stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the

Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Commercial or Company to breach any provision of the Merger Agreement.

     3.(a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 3) within 30 days following the first such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Acquisition Merger Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows or occurs at the same time as the occurrence of an Initial Triggering Event. The term "Holder" shall mean the holder or holders of the Option (including Commercial or any subsequent transferee(s)).

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Company or any of its Subsidiaries (each a "Company Subsidiary"), without having received Commercial's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder (the "1934 Act") other than Commercial or any of its Subsidiaries (each a "Commercial Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Company or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Company, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Company or any Significant Subsidiary of Company, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 10% or more of the Company common stock or of any class of Company preferred stock or any Significant Subsidiary of Company; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only the Company and/or Company Subsidiaries;

          (ii)(A) Any person other than Commercial, or any Commercial Subsidiary, or any Company Subsidiary acting in a fiduciary capacity (collectively, "Excluded Persons"), alone or together with such person's affiliates and associates (as such terms are defined in Rule 12b-2 under the 1934 Act), shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Company common stock or any class of Company preferred stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section

     13(d) of the 1934 Act, and the rules and regulations thereunder) or (B) any group (as such term is defined in Section 13(d)(3) of the 1934 Act), other than a group of which any Excluded Person is a member, shall have been formed that beneficially owns 15% or more of the shares of Company common stock or any class of Company preferred stock then outstanding;

          (iii) Any person other than Commercial or any Commercial Subsidiary shall have made a bona fide proposal to Company or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to (A) engage in an Acquisition Transaction or (B) commence a tender or exchange offer the consummation of which would result in such person acquiring beneficial ownership of securities representing 15% or more of Company's common stock or of any class of Company preferred stock;

          (iv) The Board of Directors of Company shall have failed to recommend to its stockholders the adoption of the Merger Agreement or shall have withdrawn, modified or changed in a manner adverse to Commercial such recommendation or the Company shall fail to obtain shareholder approval of the transactions contemplated by the Merger Agreement;

          (v) Company shall have intentionally and knowingly breached any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach (x) would entitle Commercial to terminate the Merger Agreement (without regard to any grace period provided for therein) and (y) shall not have been cured prior to the Notice Date (as defined below); or

          (vi) Any person other than Commercial or any Commercial Subsidiary, other than in connection with a transaction to which Commercial has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision ("OTS") or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person other than an Excluded Person of beneficial ownership of 25% or more of the then outstanding Company common stock or of any class of Company preferred stock; or

          (ii) The occurrence of the Initial Triggering Event described in subparagraph (i) of subsection (b) of this Section 3, except that the percentage referred to in clause (z) shall be 25%.

     (d) Company shall notify Commercial promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Company shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Company a written notice (the date of which is herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the OTS or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At each closing referred to in subsection (e) of this Section 3, the Holder shall pay to Company the aggregate purchase price for the shares of Company common stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Company, provided that failure or refusal of Company to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 3, Company shall deliver to the Holder a certificate or certificates representing the number of shares of Company common stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Company common stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

           "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Company and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Company and will be provided to the holder hereof without charge upon receipt by Company of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 ("1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Company a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Company, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Company of the written notice of exercise of the Option provided for under subsection (e) of this Section 3 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Company common stock issuable upon such exercise, notwithstanding that the stock transfer books of Company shall then be closed or that certificates representing such shares of Company common stock shall not then be actually delivered to the Holder. Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 3 in the name of the Holder or its assignee, transferee or designee.

     4. Company agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of common stock so that the Option may be exercised without additional authorization of common stock after giving effect to all other options, warrants, convertible securities and other rights to purchase common stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Company;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S)18a and regulations promulgated thereunder and (y) in the event, under the Home Owners' Loan Act, as amended ("HOLA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the OTS, or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the OTS or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Company duly and effectively to issue shares of common stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     5. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Company, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Company common stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     6. In addition to the adjustment in the number of shares of Company common stock that are purchasable upon exercise of the Option pursuant to Section 2 of this Agreement, in the event of any change in Company common stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions, or the like, the type and number, and/or the price, of shares of Company common stock purchasable upon exercise hereof shall be appropriately adjusted.

     7. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Company shall, at the request of the Holder delivered at the time of and together with a written notice of exercise in accordance with Section 3(e) hereof (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Company common stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of common stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by the Holder. Company will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. The Holder shall have the right to demand not more than two such registrations under this Agreement and all other agreements for which this agreement may be exchanged pursuant to Section 5 hereof; provided, however, that Company shall be required to bear the expenses related only to the first such registration, and the Holder shall bear such expenses to the extent related to the second. The foregoing notwithstanding, if, at the time of any request by the Holder for registration of Option Shares as provided above, Company is in registration with respect to an underwritten public offering of shares of Company common stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Company common stock offered by Company, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be issued by the Holder and Company in the aggregate; and provided further, however, that if such reduction occurs, then the Company shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Company for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Company shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Company. Upon receiving any request under this Section 7 from any Holder, Company agrees to send a copy thereof to any other person known to Company to be entitled to registration rights under this Section 7, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     8.(a)   Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of the Holder, delivered within 30 days of such occurrence (or such later period as provided in Section 11), Company shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to (x) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised plus (y) Commercial's Out-of-Pocket Expenses (as defined below) (to the extent not previously reimbursed) and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 30 days of such occurrence (or such later period as provided in Section 9), Company shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to (x) the market/offer price multiplied by the number of Option Shares so designated plus (y) Commercial's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Out-of-Pocket Expenses" shall mean Commercial's reasonable out-of-pocket expenses, not to exceed $500,000, incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees. The term "market/offer price" shall mean the highest of (i) the price per share of Company common stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Company common stock to be paid by any third party pursuant to an agreement with Company, (iii) the highest closing price for shares of Company common stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Company's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Company as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, reasonably acceptable to the Company, divided by the number of shares of common stock of Company outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, reasonably acceptable to the Company.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Company to repurchase the Option and any Option Shares pursuant to this Section 8 by surrendering for such purpose to Company, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Company to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 8. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Company shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Company is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Company is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Company shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Company is no longer so prohibited; provided, however, that if Company at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 8 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Company hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notice of promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Company shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Company is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of common stock obtained by multiplying the number of shares of common stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Share it is then so prohibited from repurchasing.

     9. The 30-day period for exercise of certain rights under Sections 3, 7 and 8 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     10.  Company hereby represents and warrants to Commercial as follows:

     (a) Company has full corporation power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Company. This Agreement is the valid and legally binding obligation of Company.

     (b) Company has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Company common stock equal to the maximum number of shares of Company common stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (c) Company has taken all necessary action to exempt this Agreement, and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders and (iii) any provision in its or any of its subsidiaries' articles of incorporation, certificate of incorporation, charter or bylaws restricting or limiting stock ownership or the voting rights of stockholders. The Rights Amendment, as defined in the Merger Agreement, has been executed by the parties thereto, is in full force and effect and will not be rescinded, amended or terminated without the prior written consent of Commercial. No other amendments will be made to the Rights Agreement (as defined in the Merger Agreement) without the prior written consent of Commercial.

     (d) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Company of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its articles of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause
(ii), give any other person the ability to prevent or enjoin Company's performance under this Agreement in any material respect.

     11.   Commercial hereby represents and warrants to Company that:

     (a) Commercial has corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Commercial. This Agreement has been duly executed and delivered by Commercial.

     (b) This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under applicable federal and state securities laws and regulations.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except (i) to any wholly-owned Subsidiary or (ii) that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Commercial, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder to one or more transferees.

     13. Each of Commercial and Company will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     14. Notwithstanding anything to the contrary herein, in the event that the Holder or Owner or any Related Person thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the transactions contemplated by the Merger Agreement), then (i) in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect and (ii) in the case of an Owner or any Related Person thereof, the Option Shares held by it shall be immediately repurchasable by Company at the Option Price. A Related Person of a Holder or Owner means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the 1934
Act) of the Holder or Owner and any person that is the beneficial owner of 20% or more of the voting power of the Holder or Owner, as the case may be.

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of common stock provided in Section 2(a) hereof (as adjusted pursuant to Section 2(b) or 6 hereof), it is the express intention of Company to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein, in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                       COMMERCIAL FEDERAL CORPORATION



                                       By: _________________________________
                                           President



                                       CONSERVATIVE SAVINGS CORPORATION



                                       By: _________________________________
                                           President

                                                                  Exhibit 5.2(a)

     The opinion of counsel for the Company and Savings contemplated in Section 5.2(a) of the Agreement shall be to the following effect (all terms used herein which are defined in the Agreement have the meanings set forth therein):

          (a) Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Nebraska and has the corporate power to own or lease in all material respects its properties and assets and to carry on its business as such properties, assets and business are described in the Prospectus/Proxy Statement. Conservative is a savings and loan holding company duly registered with the OTS under the HOLA.

          (b) Savings is a savings bank, duly incorporated, validly existing and in good standing under the laws of the United States, and has the corporate power to own or lease in all material respects its properties and assets and to carry on its business as such properties, assets and business are described in the Prospectus/Proxy Statement. Savings is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The outstanding shares of capital stock of Savings are subject to no preemptive rights. All of the outstanding shares of capital stock of Savings have been duly authorized and are validly issued, fully paid, nonassessable and beneficially owned by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances.

          (c) The execution and delivery of the Agreement and the consummation of the Acquisition Merger and the Bank Merger have been duly and validly authorized by the Boards of Directors of the Company and Savings and the shareholders of Company have approved this Agreement and the Acquisition Merger by the vote required by law. No further corporate authorization is required of either the Company or Savings to consummate the Acquisition Merger and the Bank Merger. To the actual knowledge of such counsel, no consent or approval, which has not already been obtained, from any regulatory authority is required for execution and delivery by Company or Savings of the Agreement or any of the documents to be executed and delivered by Company or Savings in connection therewith and the consummation of the Acquisition Merger and the Bank Merger.

          (d) The Agreement has been duly and validly executed and delivered by the Company and Savings and (assuming that the Agreement is a binding obligation of Commercial and the Bank) constitutes a valid and binding obligation of Company and Savings enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

          (e) The authorized capital stock of Company consists of ____________ shares of common stock and ________ shares of preferred stock. All of the issued and outstanding shares of Company common stock and preferred stock have been duly authorized and are validly issued, fully paid, nonassessable and not subject to preemptive rights.

          (f) Neither the execution, delivery or performance of the Agreement by Company or Savings nor the consummation of the Acquisition Merger and the Bank Merger will (i) violate any provision of the respective charters, articles of incorporation or bylaws of Company or Savings or (ii) to the actual knowledge of such counsel, violate any order, judgment or decree to which Company or Savings is a party or by which any of them or any of their properties or assets is bound.

          (g) The Prospectus/Proxy Statement, as of the mailing date thereof, complied in all material respects as to form with the applicable provisions of the Exchange Act. (Such opinion may state that such counsel does not express any opinion or belief as to material in the Prospectus/Proxy Statement insofar as it includes or reflects any information relating to or supplied by entities other than Company or the Company Subsidiaries or as to any financial statements or other financial data contained in the Prospectus/Proxy Statement).

          (h)   To the actual knowledge of such counsel, except as set forth in
Section 2.8 of Schedule I of the Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, governmental agency, tribunal or board or are otherwise pending or threatened against the Company or Savings.

     In a separate letter, such counsel shall state that nothing has come to such counsel's attention that would lead such counsel to believe that, insofar as it relates to Company and Savings, the Prospectus/Proxy Statement, on the mailing date, contained any statement which, at the time and in the light of the circumstances under it was made, was false or misleading with respect to any material fact, or omitted to state any material fact necessary in order to make the statements therein not false or misleading. (Such opinion may state that such counsel does not express any opinion or belief as to material in the Prospectus/Proxy Statement insofar as it includes or reflects any information relating to or supplied by entities other than Company or the Company Subsidiaries or as to any financial statements or other financial data contained in the Prospectus/Proxy Statement).

     In rendering such opinion, such counsel may rely as to matters of fact, to the extent such counsel deems proper, on certificates of public officials and responsible officers of Company or Savings. Such opinion may be subject to normal and customary exceptions and qualifications that are reasonably acceptable to Commercial.

                                                                  Exhibit 5.3(a)


     The opinion of counsel for Commercial and the Bank contemplated in Section 5.3(a) of the Agreement shall be to the following effect (all terms used herein which are deferred in the Agreement have the meanings set forth therein):

          (a) Commercial is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Nebraska and has the corporate power to own or lease its properties and assets and to carry on its business as such properties, assets and business are described in Prospectus/Proxy Statement. Commercial is a savings and loan holding company duly registered with the OTS under the HOLA.

          (b) The Bank is a savings bank, duly incorporated or organized, validly existing and in good standing under the laws of the United States, and has corporate power to own or lease its properties and assets and to carry on its business as such properties, assets and business are described in the Prospectus/Proxy Statement.

          (c) The execution and delivery of the Agreement and the consummation of the Acquisition Merger and the Bank Merger have been duly and validly authorized by the Boards of Directors of Commercial and the Bank. No further corporate authorization is required of either Commercial or the Bank to consummate the Acquisition Merger and the Bank Merger. To the actual knowledge of such counsel, no consent or approval, which has not already been obtained, from any regulatory authority is required for execution and delivery by Commercial or the Bank of the Agreement or any of the documents to be executed and delivered by Commercial or the Bank in connection therewith and the consummation of the Acquisition Merger and the Bank Merger.

          (d) The Agreement has been duly and validly executed and delivered by Commercial and the Bank and (assuming that the Agreement is a binding obligation of Company and Savings) constitutes a valid and binding obligation of Commercial and the Bank enforceable in accordance with its terms, subject as to enforceability of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

          (e) Neither the execution, delivery or performance of the Agreement by Commercial or the Bank nor the consummation of the Acquisition Merger and the Bank Merger will violate the Articles of Incorporation, Charter or Bylaws of Commercial or the Bank.

          (f) The shares of Commercial common stock to be issued pursuant to the Agreement to the Company shareholders will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

          (g) The Registration Statement, as of the date of its effectiveness, complied in all material respects as to form with the applicable provisions of the Securities Act. (Such opinion may state that such counsel does not express any opinion or belief as to material in the Registration Statement insofar as it includes or reflects any information relating to or supplied by entities other than Commercial or the Commercial Subsidiaries or as to any financial statements or other financial data contained in the Registration Statement).

     In separate letter, such counsel shall state that nothing has come to such counsel's attention that would lead such counsel to believe that, insofar as it relates to Commercial and Bank, the Prospectus/Proxy Statement, on the mailing date, contained any untrue statement, which, at the time and in the light of the circumstances under it was made, was false or misleading with respect to any material fact, or omitted to state any material fact necessary in order to make the statements therein not false or misleading. (Such opinion may state that such counsel does not express any opinion or belief as to material in the Prospectus/Proxy Statement insofar as it includes or reflects any information relating to or supplied by entities other than Commercial or the Commercial Subsidiaries or as to any financial statements or other financial data contained in the Prospectus/Proxy Statement).

     In rendering such opinion, such counsel may rely as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of Commercial and Bank and public officials. Such opinion may be subject to normal and customary exceptions and qualifications that are reasonably acceptable to Company.

                                  EXHIBIT 7.2


ELIGIBILITY FOR SEVERANCE


 . Have been outplaced because of the merger and not been offered a similar position and compensation with Commercial Federal.


 . Have worked through their assigned transition period and been officially released by Commercial Federal.


SEVERANCE COMPUTATION


One (1) week per year of credited service. Maximum twelve (12) weeks. Rounded to nearest quarter (three month period) of employment. Severance is based on employee's annual base compensation. Commission employees' severance is based on average salary over last 12 months.


SEVERANCE WILL NOT BE PAID FOR

 .    Employees who are offered a job at Commercial Federal and accept the position.

 .    Employees who refuse a similar employment position with comparable pay and job location at Commercial Federal.

 .    Employees who have been terminated for cause.

 .    Employees who voluntarily terminate before official release by Commercial
     Federal at any time after the definitive agreement is signed.